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                                                                   Exhibit 2.2

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2000, among Prudential Mortgage Capital Company, LLC, a Delaware limited liability company (the "Parent"), Prudential Mortgage Capital Acquisition Corp., a Delaware corporation that is a wholly-owned subsidiary of Parent (the "Purchaser"), and The WMF Group, Ltd., a Delaware corporation (the "Company") (the "Agreement" or the "Merger Agreement").

                  WHEREAS, the sole member or the respective Boards of Directors of the Parent, the Purchaser and the Company, as the case may be, have approved the acquisition of the Company;

                  WHEREAS, in contemplation thereof it is proposed that the Purchaser will make a tender offer (the "Offer") to purchase for cash all of the issued and outstanding shares (the "Shares") of common stock, $.01 par value per share, of the Company (the "Company Common Stock"), subject to the terms and conditions of this Agreement, at a price of $8.90 per share net to the seller in cash (such price, or such higher price per share as may be paid in the Offer, being referred to herein as the "Offer Price");

                  WHEREAS, to complete such acquisition, the sole member or the respective Boards of Directors of the Parent, the Purchaser and the Company, as the case may be, have approved the merger of the Purchaser into the Company (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement;

                  WHEREAS, the Board of Directors of the Company has unanimously determined that each of the Offer and the Merger are advisable, fair to, and in the best interests of, the holders of the Shares, approved the Offer and the Merger and recommended the acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company; and

                  WHEREAS, certain principal stockholders of the Company (the "Stockholders") are entering contemporaneously herewith into a Stockholders Agreement dated the date hereof (the "Stockholders Agreement") providing that, among other things, each such Stockholder will tender all shares of Company Common Stock owned by such Stockholder at the Offer Price pursuant to the Offer.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                THE TENDER OFFER


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                  1.1. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and no event shall have occurred which would result in a failure to satisfy any of the conditions set forth in Annex A hereto (the "Offer Conditions") within a reasonable time (but not more than ten business days) after the public announcement of the execution of this Agreement, the Purchaser shall, and the Parent shall cause the Purchaser to, commence the Offer. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto. The obligations of the Purchaser and the Parent to consummate the Offer and to accept for payment and pur chase the Shares tendered shall be subject only to the Offer Conditions. The initial expiration date of the Offer shall be the 20th business day following commencement of the Offer. The Purchaser expressly reserves the right to modify the terms of the Offer, PROVIDED, HOWEVER, that without the consent of the Company, the Purchaser shall not, and the Parent shall not permit the Purchaser to (I) reduce the number of shares of Company Common Stock to be purchased in the Offer, (II) reduce the Offer Price, (III) materially modify or add to the Offer Conditions, including any change to the Minimum Condition (as defined in Annex A), (IV) change the form of consideration payable in the Offer, (V) except as provided below, or as may be required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC"), change the expiration date of the Offer or (VI) amend any other condition of the Offer in any material respect in a manner adverse to the holders of the Shares. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall have the right, without the prior consent of the Company, to extend the offer beyond its scheduled expiration date in the following events: (X) if at any expiration date, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived; (Y) for any period required by applicable law; and (Z) if all of the conditions to the Offer are satisfied or waived, but the number of Shares validly tendered and not withdrawn is less than the amount necessary to effect a parent-subsidiary merger pursuant to Section 252 of the Delaware General Corporation, for a period not to exceed twenty days following the initial expiration date of the Offer. The Offer Conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent and the Purchaser regardless of the circumstances giving rise to any such Offer Conditions and, subject to the preceding sentence, may be waived by the Purchaser in whole or in part. Subject only to the Offer Conditions, the Purchaser shall, and the Parent shall cause the Purchaser to, pay for all of the Shares validly tendered and not withdrawn pursuant to the Offer (including any subsequent offering period) as soon as legally permissible. In the event that (i) the Minimum Condition (as defined in Annex
A) has not been satisfied or (ii) any condition set forth in paragraph (a),
(d) or (e) of Annex A is not satisfied or waived at the scheduled expiration date of the Offer, at the reasonable request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the expiration date of the Offer in increments

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of five business days each until the earliest to occur of (1) the satisfaction or waiver of such condition, (2) Parent reasonably determining that such condition to the Offer is not capable of being satisfied on or prior to the thirtieth day following the initial expiration date of the Offer, (3) the termination of this Agreement in accordance with its terms and
(4) the thirtieth day following the initial expiration date of the Offer.

                  (b) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and no event shall have occurred which would result in a failure to satisfy any of the Offer Conditions, the Parent and the Purchaser will file with the SEC, as soon as practicable after the date hereof, a Tender Offer Statement on Sched ule TO (together with all supplements or amendments thereto, and including all exhibits, the "Offer Documents"). Each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use, or incorporated by reference, in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Parent and the Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the stockholders of the Company. The Parent and the Purchaser will furnish the Company and its counsel in writing with any comments that the Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents, promptly after receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of the Parent or the Purchaser to such comments.

                  1.2. COMPANY ACTION. (a) In connection with the Offer, the Company shall cause its transfer agent as promptly as reasonably possible to furnish the Purchaser with mailing labels, security position listings and any available listings or computer files containing the names and addresses of record holders of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of Company Common Stock and their addresses, mailing labels and lists of security positions) and offer such other assistance as the Parent or the Purchaser may reasonably request in communicating the Offer to the Company's stockholders. The information contained in any such labels, listings and files shall be used solely for the purpose of communicating the Offer or disseminating any other documents necessary to consummate the Merger as contemplated by the Offer and shall


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otherwise be subject to the Confidentiality Agreement, dated November 15,
1999, between the Company and the Parent (the "Confidentiality Agreement"). If this Agreement shall be terminated, the Purchaser will deliver to the Company all copies of information provided to it hereunder that remain in its possession at such time.

                  (b) The Company hereby consents to the Offer and the Merger, and represents and warrants to the Parent and the Purchaser that (I) the Board of Directors of the Company (at a meeting duly called and held at which a quorum was present) as part of its approval of this Agreement has unanimously (1) approved the Offer and the Merger, (2) determined that each of the Offer and the Merger is advisable, fair to and in the best interests of the stockholders of the Company and (3) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Com pany and (II) Credit Suisse First Boston Incorporated ("CSFB") has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger is fair to the holders of Company Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion. Concurrently with the commencement of the Offer, the Company shall file a Tender Offer Solicita tion/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, and including all exhibits, the "Schedule 14D-9") with respect to the Offer which shall contain (subject to the conditions specified in Section 6.8(d)) the recommendations of the Board of Directors referred to in clause (i) of the preceding sentence. The Board of Directors of the Company will not withdraw, modify or amend such recommendations, unless the conditions specified in Section 6.8(d) have been satisfied. The Parent, the Purchaser and their counsel will be given a reasonable opportunity to review the
Schedule 14D-9 and all amendments or supplements thereto prior to their filing with the SEC or dissemination to the holders of Shares. The Company shall furnish to the Parent and the Purchaser a copy of the resolutions referred to in the first sentence of this subsection (b), certified by an appropriate officer of the Company.

                  1.3. BOARD OF DIRECTORS. (a) In the event that the Purchaser acquires at least a majority of the outstanding Shares pursuant to the Offer, if requested by the Parent, following the acceptance for payment of shares of Company Common Stock and payment by the Purchaser for such shares in accordance with the Offer, the Company shall take all actions necessary to entitle the Purchaser to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give the Purchaser representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence)


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multiplied by the percentage that such number of shares of Company Common
Stock so accepted for payment and paid for, purchased or otherwise acquired or owned by the Purchaser or the Parent bears to the number of shares of Company Common Stock outstanding and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause the Purchaser's designees to be appointed to the Company's Board of Directors (including increasing the size of the Board of Directors and/or causing directors to resign). In addition, at the same time that the Purchaser is entitled to representation on the Board of Directors pursuant to the preceding provisions, the Company, if so requested, will cause persons designated by the Purchaser to constitute the same percentage of each committee of the Board of Directors, each board of directors of each subsidiary of the Company and each committee of each such board.

                  (b) The Company's obligations with respect to the election of the Purchaser's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. The Parent and the Purchaser will supply to the Company in writing and shall be solely responsible for any information with respect to any of them and their nominees, officers, directors and affili ates required by Section 14(f) and Rule 14f-1.

                  (c) Notwithstanding any other provision of this Section 1.3, the Parent, the Purchaser and the Company shall cause two members of the Company's Board of Directors to be persons who were members of the Company's Board of Directors on the date hereof, and who shall initially be John D. Reilly and Shekar Narasimhan (the "Continuing Directors") so long as there are at least two such persons who are willing to serve as Continuing Directors; PROVIDED, that subsequent to the acceptance, purchase and payment for shares of Company Common Stock representing greater than 50% of the voting power represented by the outstanding shares of Company Common Stock pursuant to the Offer, the Parent shall always have its designees represent at least a majority of the entire Board of Directors. In the event that any Continuing Director(s) resign(s) from the Board of Directors, the Parent, the Purchaser and the Company shall permit the remaining Continuing Director(s) to appoint his or their successors in his or their reasonable discretion. Following the election or appointment of the Purchaser's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment to this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Parent or the Purchaser and any waiver of any of the Company's rights under this Agreement will


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require the concurrence of each of the Continuing Directors or their appointees. If at any time the Continuing Directors reasonably deem it necessary to consult with independent counsel in connection with their duties as Continuing Directors or actions to be taken by the Company, the Continuing Directors may retain counsel for such purpose and the Company will pay the reasonable fees and expenses incurred in connection therewith.


                                   ARTICLE II

                                   THE MERGER

                  2.1. THE MERGER. (a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, as promptly as practicable following the consummation of the Offer, in accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware, as amended (the "GCL"), the parties hereto shall cause the Purchaser to be merged with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of the Purchaser shall cease.

                  (b) The name of the Surviving Corporation shall be Prudential Mortgage Capital Holding Corp. The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Purchaser and the Company and shall by operation of law become liable for all the debts, liabilities and duties of the Company and the Purchaser. The Merger shall have the other effects provided for in the applicable provisions of the GCL.

                  2.2. CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to conform to the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time except as qualified by Section 6.9(a), and shall become the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation").

                  2.3. BY-LAWS. At the Effective Time, the by-laws of the Company shall be amended and restated to conform to the by-laws of the Purchaser, as in effect immediately prior to the Effective Time except as qualified by Section 6.9(a), and shall become the by-laws of the Surviving Corporation (the "By-Laws") until thereafter amended, altered or repealed as provided therein and by law.


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                  2.4. DIRECTORS AND OFFICERS. At the Effective Time, the
directors of the Purchaser immediately prior to the Effective Time shall be appointed the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified.

                  2.5. EFFECTIVE TIME. The Merger shall become effective at the date and time when a properly executed certificate of merger or certificate of ownership and merger (either such document being referred to hereinafter as the "Delaware Certificate of Merger"), together with any other documents required by law to effectuate the Merger, shall be filed with the Secretary of State of the State of Delaware in accordance with the GCL, or such other date and time as shall be designated in the Delaware Certificate of Merger. The Delaware Certificate of Merger shall be filed in Delaware in accordance with the GCL as soon as practicable after the Closing. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."


                                   ARTICLE III

                              CONVERSION OF SHARES

                  3.1. COMPANY COMMON STOCK. (a) Each Share issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by the Parent or the Purchaser or any other subsidiary of the Parent and except for Dissenting Shares (as defined in Section 3.2)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Offer Price (referred to hereinafter as the "Merger Consideration") in cash payable to the holder thereof, without interest thereon and net of applicable withholding taxes, upon surrender of the certificate representing such Share.

                  (b) Each Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by the Parent or the Purchaser or any other subsidiary of the Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any con version thereof.

                  (c) Each Share issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.


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                  (d) At the Effective Time the holders of certificates
representing Shares (including restricted Shares) shall cease to have any rights as stockholders of the Company and, except as aforesaid, their sole right shall be the right to surrender any such certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Stockholder (as defined below), to perfect his or her right to receive payment for Shares pursuant to the law of the State of Delaware if such holder has validly perfected and not withdrawn the right to receive payment for his or her shares.

                  3.2. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary but only to the extent required by the GCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Company Common Stock who comply with all the provisions of law of the State of Delaware concerning the right of holders of Company Common Stock to dissent from the Merger ("Dissenting Stockholders") and require appraisal of their shares of Com pany Common Stock ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Delaware; PROVIDED, HOWEVER, that (I) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (II) if any Dissenting Stockholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, or (III) if within 120 days of the Effective Time neither any Dissenting Stockholders nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of Company Common Stock outstanding at the Effective Time and held by Dissenting Stockholders in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration less any applicable withholding tax, without interest. The Company shall give the Parent and the Purchaser (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of the Parent, settle or offer to settle any demand.

                  3.3. PURCHASER COMMON STOCK. Each share of common stock, par value $.01 per share of the Purchaser ("Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $.01 per share of the Surviving Corporation ("Surviving Corporation Common
Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

                  3.4. EXCHANGE OF SHARES. (a) Prior to the Effective Time, the Purchaser shall, and the Parent shall cause the Purchaser to, deposit in trust with the depositary for the Offer, or with a bank or trust company in the United States, designated by the Pur chaser and reasonably acceptable to the Company (the "Exchange Agent"), cash in an aggregate amount equal to the product of (I) the number of Shares issued and outstanding immediately prior to the Effective Time (other than any such Shares owned beneficially or of record by the Parent or the Purchaser or any other subsidiary of the Parent and other than Dissenting Shares), and (II) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 3.1(a) of this Agreement out of the Exchange Fund. The Exchange Agent shall invest the Exchange Fund as the Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10,000,000,000. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 3.4, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (b) Promptly after the Effective Time, but in no event later than five (5) business days following such date, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder (other than the Parent, the Purchaser or any other subsidiary of the Parent) as of the Effective Time of an outstanding certificate or certi ficates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall forthwith be cancelled. No interest shall be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a con dition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any tax required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.4, each Certificate (other than Certificates representing Shares owned beneficially or of record by the Parent, the Purchaser or any other subsidiary of the Parent and other than Certificates representing Dissenting Shares in respect of which appraisal rights are perfected) shall be deemed to represent, for all purposes, only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate less any applicable withholding tax, without any interest thereon. If any holder of Shares shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Shares owned beneficially or of record by the Parent, the Purchaser or any other subsidiary of the Parent and other than Dissenting Shares) are presented to the Surviving Corporation, they shall be delivered to the Exchange Agent and cancelled and exchanged for cash as provided in this Article III. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Company Common Stock shall be closed.

                  (d) All cash, certificates and other instruments in the possession of the Exchange Agent that constitute any portion of the Exchange Fund (other than net earnings on the Exchange Fund which shall be paid to the Parent) which remains unclaimed by the stockholders of the Company for six
(6) months after the Effective Time (including any interest received with respect thereto) shall be repaid promptly to the Surviving Corporation, upon demand. Any stockholders of the Company who have not theretofore complied with Section 3.4(b) shall thereafter look only to the Surviving Corporation (subject to applicable abandoned property, escheat or other similar laws) for payment of their claim for the Merger Consideration, without any interest thereon and less any applicable withholding taxes, but shall have no greater rights against the Surviving Cor poration than may be accorded to general creditors of the Surviving Corporation under applicable law. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                  (e) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for Shares.

                  3.5. EMPLOYEE STOCK OPTIONS. (a) Following the acquisition of Shares pursuant to the Offer and prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions reasonably necessary, in the opinion of the Purchaser, to provide for the cancellation, effective at the Effective Time, subject to the payment provided for in the next sentence being made, of all the outstanding stock options to purchase the Company Common Stock (the "Options") heretofore granted under any stock option plan or stock incentive plan, including, but not limited to, the Key Employee Incentive Plan (the "KEIP"), of the Company (the "Stock Plans") and all rights (including but not limited to rights to severance payments) ancillary to any such Option. As of the Effective Time, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Company Common Stock but shall entitle each holder thereof, in cancellation and full settlement therefor, to a payment in cash (subject to any applicable withholding taxes, the "Cash Payment"), as soon as practicable after the Effective Time, equal to the product of (X) the total number of shares of Company Common Stock subject to such Option, whether or not then vested or exercisable, and

(Y) the excess of the Merger Consideration, if any, over the exercise price per share of the Company Common Stock subject to such Option. Following the acquisition of Shares pursuant to the Offer and prior to the Effective Time, except to the extent provided in Section 3.5(c) in respect of the Performance Shares (as defined in Section 3.5(c)), the Company will take all steps to ensure that neither the Company nor any of its subsidiaries is or will be bound by, or have any further obligation (including but not limited to the obligation to pay severance amounts) whatsoever in respect of, any Options or any other options, warrants, rights (including without limitation stock appreciation rights) or agreements which would entitle any person, other than the Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof or related thereto.

                  (b) All Stock Plans and any other plan, program or arrangement providing for the issuance or grant or any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time and the provisions in any other Benefit Plan (as defined in Section 4.13) providing for the issuance, transfer or grant of any capital stock of the Company or any interest in any capital stock of the Company shall be amended following the acquisition of Shares pursuant to the Offer and prior to the Effective Time to provide that, at the Effective Time, no participant or beneficiary thereunder shall have any continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in capital stock of the Company (other than in respect of cash payments through the Offer or the Merger), and, during such period, the Company shall take all necessary action to ensure that following the Effective Time no holder of an Option or of restricted Shares of the Company or any participant in any Stock Plans shall have any right thereunder to acquire any capital stock of the Company, the Parent or the Surviving Corporation or, except to the extent provided in
Schedule 3.5(c), any rights (including but not limited to rights to severance payments) ancillary to any such right or award, subject in each case to the receipt of the cash payment provided for herein being made.

                  (c) Subject to the following sentence, awards of restricted Shares (other than awards of restricted Shares granted to Shekar Narasimhan, Mitchell D. Clarfield and Glenn A. Sonnenberg (the "Performance Shares")) granted prior to the Effective Time shall become fully vested as of the Effective Time and the Shares underlying such awards shall then be surrendered in exchange for the Merger Consideration in accordance with Section 3.1(d). The Performance Shares may be surrendered for the Merger Consideration in accordance with Section 3.1(d) only if such Performance Shares have vested on or before June 30, 2000 in accordance with the terms thereof; PROVIDED, THAT, if the Performance Shares do not vest on or before June 30, 2000, such Performance Shares shall be forfeited and shall not be exchanged for the Merger Consideration.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in a letter from the Company delivered to the Parent prior to execution of this Agreement (which letter contains appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Letter") or in the sections headed "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Supplementary Data" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Company represents and warrants to the Parent and the Purchaser as follows:

                  4.1. ORGANIZATION. (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or of either of the Federal National Mortgage Association ("Fannie Mae") origination and servicing business or the Federal Housing Administration ("FHA") origination and servicing business of the Company and its subsidiaries, or on the Company's ability to perform its obligations or to consummate the transactions under this Agreement (a "Material Adverse Effect"). Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Each of the organizational documents of each of the Company and its subsidiaries is in full force and effect and neither the Company nor any of its subsidiaries is in violation of any of the provisions of its organizational documents. The respective certificates of incorporation and by-laws or other organizational documents of the subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such subsidiaries.

                  4.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, par value $.01 and 12,500,000 shares of preferred stock, par value $.01 (the "Preferred Stock"). As of the date hereof there are (i) 10,958,302 shares of Company Common Stock issued and outstanding (including 261,125 restricted shares which include 70,000 Performance Shares), (ii) 494,792 shares of Company Common Stock reserved for issuance under future grants of options under the Company's Stock Plans,
(iii) 1,035,496 shares of Company Common Stock subject to options outstanding under the Company's Stock Plans, (iv) 250,000 shares, 100,000 shares, 150,000 shares and 150,000 shares of Company Common Stock subject to outstanding warrants to purchase such shares at a price of $6.25 per share, $5.90 per share, $9.70 per share, and $7.00 per share, respectively, and (v) 342,215 shares of Company Common Stock held in the Company's treasury. There are no shares of Preferred Stock issued and outstanding. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth above or as contemplated by this Agreement, there are not now any existing, authorized or outstanding options, warrants, calls, subscriptions, claims of any character, preemptive rights or other rights or other agreements, convertible or exchangeable securities, or commitments, or obligations contingent or otherwise, whatsoever obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to issue shares of Company Common Stock, any other shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or otherwise to acquire, any shares of the capital stock of the Company. The Company Disclosure Letter sets forth the number of Options and the exercise price for each Option. The Company has no authorized or outstanding bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter. After the Effective Time and subject to the payment provided for in Section 3.1(a) being made, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of common stock of the Surviving Corporation pursuant to any Benefit Plan (as defined in Section 6.10).

                  (b) All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of any liens, encum brances, options or claims whatsoever. No shares of capital stock of any of the Company's subsidiaries are reserved for issuance, except to the Company or another subsidiary of the Company. There are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary of the Company, pursuant to which such subsidiary is or may become obligated to issue any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such subsidiary, other than such rights granted to the Company or a subsidiary of the Company. There are no material restrictions of any kind which prevent the payment of dividends by any of the Company's subsidiaries.

                  (c) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries. None of the Company or its subsidiaries is or will be required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement or the Stockholders Agreement.

                  4.3. AUTHORIZATION OF THIS AGREEMENT; RECOMMENDATION OF MERGER. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the stockholders of the Company to the extent required by law, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consumma tion of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors and, except for the approval of this Agreement by the stockholders of the Company to the extent required by law, no other corporate proceedings on the part of the Company are necessary to authorize this Agree ment or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and constitutes a valid and binding agreement of the Company, subject to approval and adoption of this Agreement by the Company's stockholders to the extent required by law, and (assuming due and valid authorization, execution and delivery hereof by the other parties thereto and the enforceability of this Agreement against them) is enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  4.4. CONSENTS AND APPROVALS. Except for (i) filings required under the

Exchange Act in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of a Pre-Merger Notification and Report Form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (together, the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and such filings as may be required under any other Antitrust Laws, (iii) the filing and recordation of appropriate merger documents as required by the GCL and, if applicable, the laws of other states in which the Company is qualified to do business, (iv) filings under the securities or blue sky laws or takeover statutes of the various states, (v) filings with the Department of Housing and Urban Development, FHA and the Government National Mortgage Association ("GNMA") as set forth in Schedule 4.4 to the Company Disclosure Letter, (vi) filings with Fannie Mae, the Federal Home Loan Mortgage Corporation ("Freddie Mac") and the state regulatory authorities set forth in Schedule 4.4 to the Company Disclosure Letter, and (vii) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, no filing with, and no permit, authorization, consent or approval of, any court, arbitral tribunal, administrative commission, governmental or regulatory body, agency or authority whether domestic or foreign (each, a "Governmental Entity"), is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which would have a Material Adverse Effect or would prevent or materially delay consummation of the transactions contemplated by this Agreement. All filings with, or permits, authorizations, consents and approvals of, any Governmental Entity (but not including, for the avoidance of doubt, Fannie Mae, FHA or GNMA, the approvals of which are addressed separately in Section 4.14(a) and clause (f) of Annex A), in each case as necessary to conduct the mortgage lending and servicing business of the Company and its subsidiaries in all material respects as presently conducted will have been made or obtained prior to the acceptance for payment of any Shares pursuant to the Offer. "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws, whether domestic or foreign, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  4.5. NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the restated certificate of incorporation of the Company (the "Company Certificate of Incorporation") or the by-laws of the Company (the "Company

By-Laws"), or the certificate of incorporation or by-laws (or equivalent instruments) of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any mortgage, lien, security interest, pledge, charge, encumbrance or other adverse claim of any kind (collectively, "Liens") upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its subsidi aries is a party or by which any of them or any of their properties or assets is bound or (iii) violate any statute, rule, regulation, order, injunction, writ or decree of any Govern mental Entity applicable to the Company or any of its subsidiaries or by which the Com pany or any of its subsidiaries or any of their respective assets or properties may be bound, excluding from the foregoing clauses (ii) and (iii) conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  4.6. COMPLIANCE. (a) The Company and each of its subsidiaries are in compliance with all constitutions, treaties, statutes, laws (including common laws), codes, rules, regulations, decisions, judgments, ordinances or orders, whether domestic or foreign, (collectively, "Laws") of any Governmental Entity applicable to the business and operations of the Company and its subsidiaries or any of their respective properties or assets (other than Environmental Laws which are covered in Section 4.18 and employment/labor laws which are covered in Section 4.12), except for such non-compliance as would not have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (b) Each of the Company and its subsidiaries has in effect all federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except such as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (c) Except for any matters set forth in Schedule 4.5 to the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in default or violation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such defaults or violations which would not have a Material Adverse
Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (d) Neither the Company nor any of its subsidiaries has been convicted of any crime described in Section 411 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or in Part I (g) of Prohibited Transaction Class Exemption 84-14, 49 Fed. Reg. 9494 (1984), within the thirteen years preceding the date of the Merger.

                  4.7. FINANCIAL STATEMENTS AND SEC REPORTS; NO UNDISCLOSED LIABILITIES. (a) The Company has timely filed all forms, reports and documents with the SEC since August 14, 1997 required to be filed by it pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act and the rules and regulations promulgated thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (such forms, reports, registration statements and other filings and financials, together with any exhibits, any amendments thereto and information incorporated by reference therein, filed with the SEC prior to the date hereof, are sometimes collectively referred to as the "Disclosure Statements"). None of the subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. None of such Disclosure Statements, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated balance sheets and the related consolidated statements of income, cash flows and stockholder's equity (including the notes thereto) of the Com pany and its subsidiaries contained or incorporated by reference in the Disclosure State ments, were prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, complied as of their respective dates in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and presented fairly the consolidated financial position of the Company and its subsidiaries as of their respective dates, and the consoli dated results of their income and their cash flows for the periods presented therein, in con formity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act, and subject in the case of quarterly financial statements to normal year-end audit adjustments.

                  (b) Except for liabilities and obligations incurred in connection with the consummation of the transactions contemplated hereby, there is no liability of the Com pany or any subsidiary thereof of any nature, whether direct, indirect, known, unknown, absolute, accrued, contingent or otherwise, which, individually or in the aggregate, is material to the Company and its subsidiaries, taken as a whole, other than liabilities
(i) shown on the December 31, 1999 audited consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1999 or
(ii) incurred in the ordinary course of business consistent with past practice since December 31, 1999.

                  4.8. CERTAIN CONTRACTS AND ARRANGEMENTS. (a) The term "Company Contract" means each contract to which the Company or any of its subsidiaries is a party or by which it is bound which: (i) has been or would be required to be filed by the Company as an exhibit to a Disclosure Statement under Item
10 of Rule 601 of Regulation S-K under the Exchange Act, or (ii) (x) the loss of which would have a Material Adverse Effect, or (y) pursuant to which the Company or any of its subsidiaries expects to or is scheduled to receive (assuming full performance pursuant to the terms thereof) revenue of $500,000 or more during the 12-month period following the date of this Agreement.

                  (b) Neither the Company nor any of its subsidiaries is a party to or is bound by any contract which contains covenants limiting the freedom of the Company or any of its subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of the Company or any of its subsidiaries to acquire equity securities of any person or entity.

                  (c) With respect to each of the Company Contracts, (i) the Company (or any of its subsidiaries) is not in default, and to the knowledge of the Company no other party thereto is in default or has made a claim of default thereunder, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a default thereunder, or would permit modification, acceleration or termination thereof, except such as would not have a Material Adverse Effect and (ii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on the Company or any of its subsidiaries.

                  (d) Neither the Company nor any of its subsidiaries is a party to any swap, hedge or other derivative instrument or contract other than as set forth in Schedule 4.8(d) to the Company Disclosure Letter.

                  4.9. OFFER DOCUMENTS; PROXY/INFORMATION STATEMENT; OTHER INFORMATION; SCHEDULE 14D-9. None of the information supplied in writing by the Company specifically for inclusion in the documents pursuant to which the Offer will be made, including the Offer Documents will, at the respective times the Offer Documents or any amendments or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 on the date filed with the SEC will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information furnished to the Company by the Parent or the Purchaser specifically for use in the Schedule 14D-9. No proxy solicitation materials or information statement distributed by the Company to its stockholders and/or filed with the SEC in connection with the Merger, including any amendments or supplements thereto (collectively, the "Proxy/Information Statement") will, at the time the Proxy/Information Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the meeting of stockholders to which the Proxy/Information Statement, as then amended or supplemented, relates or at the Effective Time omit to state any material fact necessary to correct any statement which has become false or mis leading in any earlier communication with respect to the solicitation of any proxy for such meeting; except that no representation is made by the Company with respect to infor mation furnished in writing to the Company by the Parent or the Purchaser specifically for use in the Proxy/Information Statement. The Schedule 14D-9 and the Proxy/Information Statement each will comply in all material respects, both as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations thereunder.

                  4.10. TITLE TO PROPERTY. Each of the Company and its subsidiaries owns, has valid leasehold interest in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have a Material Adverse Effect and, in the case of owned assets, owns such assets free and clear of any Liens, except for such Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

                  4.11. INTELLECTUAL PROPERTY. (a) Schedule 4.11(a) to the Company Disclosure Letter sets forth all trademark registrations and applications owned by the Company and its subsidiaries, and all material common law trademarks and trade names used in the business of the Company and its subsidiaries as currently conducted and as contemplated to be conducted (the "Business").

                  (b) The Company and its subsidiaries own all right, title and interest in and to the trademarks set forth in Schedule 4.11(a) to the Company Disclosure Letter as used in the Business (the "Company Marks"). No claim or demand has been received by the Company or any of its subsidiaries from any person, and to the knowledge of the Company no proceeding is pending or threatened, which challenges the rights of the Company or any of the subsidiaries in respect of the Company Marks or any other Intellectual Property owned by the Company and its subsidiaries.

                  (c) Except as set forth in Schedule 4.11(c) to the Company Disclosure Letter, neither the Company nor any of the subsidiaries has granted any license or right to use, option, release or covenant not to sue or non-assertion assurance to any third person with respect to, or granted any outstanding lien or security interest in, any of the Company Marks or other Intellectual Property owned by the Company and any of its subsidiaries. Except as set forth in Schedule 4.11(c) to the Company Disclosure Letter, there is no existing or contemplated agreement, understanding, or grant of permission between the Company or any of the subsidiaries and any third person that encumbers or otherwise affects the Company's exclusive right to use the Company Marks or other Intellectual Property owned by the Company and any of its subsidiaries.

                  (d) The Intellectual Property that is owned by the Company and its subsidiaries and the Intellectual Property used pursuant to licenses, sublicenses, agreements or permissions set forth in Schedule 4.11(d) to the Company Disclosure Letter constitutes all of the Intellectual Property necessary to the conduct of the Business; provided, however, that Schedule 4.11(d) need not list individually commercially available software used pursuant to shrinkwrap licenses so long as such software licenses continue to be in effect, without change, after the Merger. Immediately after the Merger, the Surviving Corporation shall own or have the right to use all of the Intellectual Property currently used in the Business, in each case free from any Liens, except where the existence of Liens would not have a Material Adverse Effect and, otherwise on the same terms and conditions as in effect prior to the Merger.

                  (e) The conduct of the Business did not and does not infringe upon, conflict in any material way with or misappropriate any Intellectual Property of any third party. There are not any open claims known to the Company or any of its subsidiaries from third parties that the Company and its subsidiaries infringe their Intellectual Property rights.

                  (f) To the knowledge of the Company, none of the Intellectual Property used in the Business is being infringed or used by any third party without the permission of the Company.

                  (g) None of the material Intellectual Property (including the Company Marks) owned by the Company or any subsidiary or used in the Business is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court or other Governmental Entity.

                  (h) Schedule 4.11(h) to the Company Disclosure Letter sets forth all material worldwide trademark, copyright, and patent applications and registrations owned by the Company and its subsidiaries, and the same are validly subsisting in full force and effect and have not been adjudged invalid or unenforceable, in whole or in part. The Company and its subsidiaries have taken all reasonably necessary actions to ensure protection of the Intellectual Property owned by the Company or any subsidiary or used in the Business (including maintaining the secrecy of all confidential Intellectual Property).

                  As used herein, "Intellectual Property" shall mean all material patents and applications, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, slogans, and registrations and applications for regis tration or renewal thereof; copyrights and registrations or renewals thereof; Software; inventions, processes, designs, formulae, trade secrets, know-how, confidential and technical information; all other intellectual property and proprietary rights; copies and tangible embodiments thereof (in whatever form or medium, including electronic media); and licenses of any of the foregoing.

                  As used herein, "Software" shall mean all computer software, including but not limited to, application software and system software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items), integrated circuits, embedded systems, and other electro-mechanical or processor based systems.

                  4.12. LABOR RELATIONS; EMPLOYEES. (a) The Company and its subsidiaries are not (either individually or jointly) parties to or bound by any collective bargaining agreement and none of the employees of the Company or its subsidiaries are represented by any labor organization and, to the knowledge of the Company or its subsidiaries, no union claims to represent these employees have been made. There have been no union organizing activities or requests for union representation with respect to employees of the Company or its subsidiaries within the past five years. Since January 1, 1995, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to employees of the Company or its subsidiaries. There are no pending or, to the knowledge of the Company or its subsidiaries, threatened unfair labor practice charges against the Company or its subsidiaries.

                  (b) The Company and each of its subsidiaries have not during the past two years effectuated a "plant closing" or "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act) affecting any of their sites of employment or one or more facilities or operating units within any site of employment or facility, nor will the Company or its subsidiaries take any such action within the 90 day period prior to the Effective Time.

                  (c) The Company and each of its subsidiaries have complied in all material respects with all applicable laws pertaining to the employment or termination of employment of their respective employees, including all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

                  (d) Except as set forth in Schedule 4.12(d) to the Company Disclosure Letter, there is no pending or, to the knowledge of the Company or its subsidiaries, threatened litigation by or on behalf of any present or former employee (or independent contractor) of the Company the outcome of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or any existing liability pertaining in any manner to the employment (or in the case of an independent contractor, retention of services) and/or termination of such employment (or in the case of an independent contractor, termination of such services) by the Company of such present or former employee (or independent contractor) which would reasonably be expected to have a Material Adverse Effect.

                  (e) The Company has previously provided the Parent with a true, correct and complete list, as of the date of this Agreement, of the name and rate of base salary (or other form of base compensation) payable to each person who, on the date hereof, is an employee of the Company and/or any subsidiary. There is no individual who provides services to the Company or any subsidiary who is classified as independent contractor who, under applicable Federal income tax laws, rules or regulations, should be characterized as an employee.

                  4.13. EMPLOYEE AGREEMENTS AND PLANS. (a) Except as set forth in Schedule 4.13(a) to the Company Disclosure Letter, there are no employee or retiree compensation or benefit plans, arrangements, contracts or agreements (including, without limitation, stock option plans or other equity plans, employment agreements, change of control, bonus, deferred compensation, retention, severance and other similar arrangements or agreements) of any type (including but not limited to plans described in Section 3(3) of ERISA), whether written or unwritten, (i) maintained, or contributed to, by the Company, any of its subsidiaries or any other trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its subsidiaries would be deemed a "single employer" within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001(b) of ERISA for the benefit of any employee or former employee of the Company or any of its subsidiaries, (ii) with respect to which the Company, any of its subsidiaries or any ERISA Affiliate has or has had, within the preceding six years, an obligation to contribute or (iii) with respect to which the Company or any of its subsidiaries or any ERISA Affiliate has, has had or may have a liability for the benefit of any employee or former employee of the Company or any of its subsidiaries (a "Company Benefit Plan"). Neither the Company, any of its subsidiaries nor any ERISA Affiliate has any formal plan or any commitment or has communicated to any current or former employee any intention, whether legally binding or not, to create or to modify in any material way any Company Benefit Plan. Except as set forth in Schedule
4.13(a) to the Company Disclosure Letter, the Company and its subsidiaries have the right to terminate any Company Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA at any time, and following such termination shall have no liability or obligation thereunder except to the extent that any claims related to events occurring prior to such termination have not been paid.

                  (b) With respect to each Company Benefit Plan, the Company has provided to the Parent accurate and complete copies of all written plans, descriptions of unwritten plans, summary plan descriptions, summaries of material modifications, trust agreements, insurance contracts or other funding arrangements and other related agreements including all amendments to the foregoing; the two most recent IRS Forms

5500 and Forms 990-T, annual reports, including all Schedules and attachments thereto; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the United States Internal Revenue Service (the "Service"); all material communications received from or sent to the Service, the Pension Benefit Guaranty Corporation or the Department of Labor or any other governmental agency or body having jurisdiction over any Company Benefit Plan (including a written description of any oral communication); any actuarial study of post-employment life or medical benefits provided under any such Company Benefit Plan, if any; statements or other communications regarding withdrawal or other multiemployer plan liabilities; and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Company Benefit Plan.

                  (c) Except as set forth in Schedule 4.13(c) to the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, whether alone or in combination with other events, will not entitle any present or former employee of the Company or any of its subsidiaries (or any beneficiary thereof) to severance pay or other termination benefits or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual and does not constitute, whether alone or in combination with other events, a triggering event under any Company Benefit Plan, policy, arrangement, statement, commitment or agreement, which will or may result in any payment, acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its subsidiaries.

                  (d) No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA.

                  (e) Except as set forth in Schedule 4.13(e) to the Company Disclosure Letter, (i) neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability or obligation under or pursuant to Title I or IV of ERISA (or any comparable provision of the law of any jurisdiction other than the United States) or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans or the funding arrangements underlying such employee benefit plans, and no event, transaction or condition has occurred or exists which could result in any such liability of the Company or any of its subsidiaries or, following the Closing, the Parent or the Surviving Corporation or any of their affiliates, (ii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, the trust (if any) forming a part thereof, and each voluntary employees' beneficiary association intended to be qualified under Section 501(a) of the Code that is used as a funding vehicle for any

Company Benefit Plan has received a favorable determination letter from the Service as to its qualification under the Code and no fact or condition exists or has occurred which could reasonably be expected to result in the disqualification of any such Company Benefit Plan or adversely affect the tax-exempt status of any such trust, (iii) there are no pending or threatened claims by or on behalf of any of the Company Benefit Plans, by or on behalf of any present or former employee of the Company or any of its subsidiaries with respect to any of the Company Benefit Plans or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits), (iv) all contributions, premiums and benefit payments required to be made or paid by the Company or any of its subsidiaries in respect of any Company Benefit Plan, insurance contract or other funding arrangement, or pursuant to any applicable law or collective bargaining agreement have been paid within the earliest time prescribed by such Company Benefit Plan, funding arrangement or law and (v) no Company Benefit Plan is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. Each of the Company Benefit Plans has been operated and administered in all respects in compliance with its terms and all laws, including but not limited to ERISA and the Code.

                  (f) No employee is or may become entitled to post-employment benefits under any Company Benefit Plan by reason of employment with the Company or any of its subsidiaries, including, without limitation, death or medical benefits (whether or not insured), other than (i) coverage provided pursuant to the terms of any Company Benefit Plan specifically identified as providing such coverage in Schedule 4.13(f) to the Company Disclosure Letter or (ii) benefits or coverage required by law, including, without limitation, Section 4980B of the Code and Sections 601 through 609 of ERISA.

                  (g) Neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is party to an agreement that under certain circumstances could obligate it to make any payments which would be nondeductible under Section 280G or 162(m) of the Code.

                  (h) There are no outstanding stock appreciation rights or limited stock appreciation rights in respect of the Company Common Stock.

                  (i) Schedule 4.13(i) to the Company Disclosure Letter sets forth (i) the names of each employee, consultant and other individual who received an award under any of the Stock Plans and with whom the Company or any affiliate has entered into any award agreement under any of the Stock Plans that also provide, as part of the award, for severance payments or benefits upon the termination of such employee's, consultant's or individual's employment or other service relationship with the Company, and (ii) the amounts of severance payments to which each such employee, consultant or other person would be entitled under the terms of such award.

                  (j) Except as otherwise set forth in Schedule 4.13(j) to the Company Disclosure Letter, no employee who is or may become entitled to severance payments under any employment agreement entered into with the Company or any of its subsidiaries shall be or become entitled to severance payments under any other Company Benefit Plan.

                  (k) Except as otherwise set forth in Schedule 4.13(k) to the Company Disclosure Letter, each Company Benefit Plan affecting the terms and conditions of any employee's employment with the Company or any subsidiary may be amended or terminated by the Company or a subsidiary at any time without notice or other limitation, including following the consummation of the transactions contemplated hereby.

                  4.14.  MORTGAGE BUSINESS.

                  (a) Each subsidiary of the Company that services or originates loans (i) is and, after giving effect to the transactions contemplated by this Agreement, will be, an approved and fully licensed either (1) FHA-approved mortgagee and servicer for FHA-insured loans, (2) Delegated Underwriting and Servicing ("DUS") seller/servicer of multi-family first and second mortgages for Fannie Mae, or (3) GNMA issuer and servicer of GNMA-guaranteed mortgage-backed securities, as the case may be, and (ii) is in good standing with each of the FHA, Fannie Mae and GNMA and all authorities and servicers for the state bond programs in which it participates. Each subsidiary of the Company referred to in clause (i)(2) of the preceding sentence meets, and giving effect to the transactions contemplated by this Agreement, will meet, all applicable Fannie Mae requirements so as to be able to originate, purchase, hold and service mortgage loans to be sold to Fannie Mae; and each subsidiary of the Company referred to in clauses (i)(1) or (3) of the preceding sentence meets, and giving effect to the transactions contemplated by this Agreement, will meet, all requirements of law and governmental regulations so as to be eligible to originate, purchase, hold and service FHA-insured mortgage loans and to issue mortgage-backed securities guaranteed by GNMA, as the case may be, in each case to the same extent that the Company currently originates, purchases, holds and services loans and issues mortgage backed securities guaranteed by GNMA. There is no pending or, to the Company's knowledge, threatened cancellation or reduction of any loan purchase commitment or other loan sale contract to which the Company or any of its subsidiaries is a party, and the obligations of the Company and its subsidiaries under each such contract are being performed in accordance with its terms. There is no prior consent required to be given by GNMA or the FHA in connection with the Offer, the Merger or the other transactions contemplated by this Agreement in order to continue in full force and effect the respective licenses of the Company and its subsidiaries.

                  (b) All loans held for the account of the Company and its subsidiaries, whether or not for future sale or delivery to an investor (the "Owned Loans"), are owned by the Company or one of its subsidiaries free and clear of any Lien, other than (i) Liens in favor of the Company's lender banks pursuant to warehouse lines of credit as set forth in Schedule 4.14(b) to the Company Disclosure Letter and (ii) forward sale commitments or similar agreements to sell any such loans to investors as set forth in Schedule 4.14(b) to the Company Disclosure Letter, and all Owned Loans meet all applicable requirements for sale to any intended Investors (as defined below). Each mortgage or deed of trust securing an Owned Loan, or an assignment thereof, if applicable, has been duly recorded in the name of the Company or one of its subsidiaries as mortgagee. Neither the Company nor any of its subsidiaries has released any security for any Owned Loan, except upon receipt of reasonable consideration for such release (as documented in the applicable Owned Loan file), or accepted prepayment of any such Owned Loan which has not been promptly applied to such Owned Loan.

                  (c) Each Owned Loan, each loan which was originated by the Company or one of its subsidiaries and subsequently transferred to a third party (the "Transferred Loans") and each loan which is being serviced by the Company or one of its subsidiaries for the account of others (the "Serviced Loans", and together with the Owned Loans and the Transferred Loans, the "Loans") was (i) underwritten and originated (to the best knowledge of the Company in the case of Loans not originally underwritten or originated by the Company or one of its subsidiaries) and (ii) (in the case of Serviced Loans) is being serviced and the loan documents and loan files maintained by the Company or one of its subsidiaries with respect thereto are being maintained in each case materially in compliance with all applicable laws and regulations and, if applicable, (1) the requirements of the "Investor" (which term means (A) Fannie Mae, GNMA, the trustee for any CMBS, or any other person, as the case may be, that owns any of the Loans or holds beneficial title to the Loans, and (B) any person who owns servicing rights for Loans serviced or master serviced by the Company or one of its subsidiaries pursuant to a Loan Servicing Agreement, as defined below) which originated or acquired or is expected to acquire such Loan (or, if there is no such Investor, in accordance with underwriting, servicing and file maintenance standards which are substantially comparable to those of Fannie Mae), (2) the requirements of each person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Loans, including, without limitation, the FHA and any private mortgage insurer, and (3) the requirements of all providers of life, hazard, flood, disability, environmental, title or other insurance with respect to any of the Loans or the collateral therefor (each, an "Insurer"). Neither the Company nor any of its subsidiaries has done or failed to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (aa) any approvals of Fannie Mae, GNMA or any other agency or of the FHA to insure, (bb) any private mortgage insurance or commitment of any private mortgage insurer to insure, (cc) any title insurance policy, (dd) any hazard insurance policy,
(ee) any environmental insurance policy, (ff) any flood insurance policy,
(gg) any fidelity bond, direct surety bond, errors and omissions or other insurance policy required by any of Fannie Mae, the FHA or GNMA, Investor or Insurer, (hh) any surety or guaranty agreement, (ii) any guaranty issued by GNMA, Fannie Mae or Freddie Mac to the Company or any of its subsidiaries or to bond purchasers respecting GNMA bonds or mortgage backed securities issued by the Company or any of its subsidiaries and other like guaranties, (jj) the rights of the Company or any of its subsidiaries under any Loan Servicing Agreement (as defined below) or loan purchase commitment, (kk) the obligations of the mortgagor under the mortgage document, or (ll) title priority of the mortgage. None of Fannie Mae, GNMA the FHA or any other agency, nor any Investor or Insurer has (x) notified the Company or any of its subsidiaries, or to the knowledge of the Company claimed, that the Company or any of its subsidiaries has violated or has not complied with the applicable underwriting or servicing standards with respect to Loans sold or serviced by the Company or any of its subsidiaries or (y) imposed restrictions on the activities (including commitment authority) of the Company or any of its subsidiaries.

                  (d) The loan documents relating to a Loan maintained in the loan files of the Company were materially in compliance with all applicable laws and regulations at the time of the origination or modification of such Loan, as the case may be. The loan files maintained by the Company contain originals (or, where necessitated by the terms of the applicable mortgage servicing agreements, contain true, correct and complete copies) of the documents relating to each Loan and the information contained in such loan files with respect to each such Loan is true, complete and accurate and in compliance with all applicable laws and regulations. To the knowledge of the Company, the terms of the note, bond, deed of trust and mortgage for each such Loan have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument which written instrument has been recorded if recordation is necessary to protect the interests of the owner thereof and duly noted in the loan file and on the Servicing Tape (as defined below).

                  (e) All of the contracts pursuant to which the Company or any of its subsidiaries has the right and/or obligation to service Serviced Loans (each, a "Loan Servicing Agreement") are (i) valid and binding obligations of the Company or the relevant subsidiary, and to the knowledge of the Company, of all the other parties thereto, (ii) in full force and effect, (iii) enforceable in accordance with their terms (except where enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles) and (iv) owned by the Company or one of its subsidiaries free and clear of any Lien. The aggregate principal balance of the Fannie Mae, FHA and GNMA Serviced Loans at December 31, 1999 was approximately $9.3 billion, and such balance will be no less than $8.37 billion at the consummation of the Offer. Schedule 4.14(e) to the Company Disclosure Letter sets forth a true and complete list of all such Loan Servicing Agreements. There is no material default by the Company or any of its subsidiaries or, to the knowledge of the Company, claim of default against the Company or any of its subsidiaries by any party under any such Loan Servicing Agreement, and to the knowledge of the Company no event has occurred which with the passage of time or the giving of notice or both would constitute a default by any party under any such Loan Servicing Agreement or would result in any such mortgage servicing agreement being terminable by any party thereto. There is no pending or, to the knowledge of the Company, threatened cancellation of any Loan Servicing Agreement and the obligations of the Company and its subsidiaries under each Loan Servicing Agreement are being performed by the Company or the relevant subsidiary materially in accordance with the terms of such Loan Servicing Agreement and applicable rules or regulations.

                  (f) None of the Company's or any of its subsidiaries' servicing rights are subject to recourse against the Company or any of its subsidiaries acting as a servicer, and neither the Company nor any of its subsidiaries is subject to recourse in connection with any Loans sold by it, in each case for losses on liquidation of a loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events.

                  (g) Unless otherwise prohibited by law or an executed escrow waiver, the Company or one of its subsidiaries collects all escrows related to the Loans, and all escrow accounts have been maintained by the Company or one of its subsidiaries and, to the Company's knowledge, all prior servicers materially in accordance with the related loan documents, all applicable laws, rules, regulations, and requirements of Investors, Insurers and governmental authorities, and in accordance with the applicable Loan Servicing Agreements.
Schedule 4.14(g) to the Company Disclosure Letter sets forth the current balance of all escrow accounts, which balances are at least equal to the amount required under the relevant Loan documents and the respective Loan Servicing Agreements. The Company or one of its subsidiaries has credited to the account of borrowers all interest required to be paid on any escrow account in accordance with applicable law and the terms of such agreements and loan documents. All escrow, custodial, and suspense accounts related to the Loans are held in the name of the

Company or one of its subsidiaries or in the Investor's name.

                  (h) There are no servicing or other contracts to which the Company or any of its subsidiaries is a party which obligates it to make servicing advances for principal and interest payments with respect to defaulted or delinquent Loans other than in a manner as provided in standard and customary agreements with Fannie Mae or GNMA. To the extent made, any such advances are valid and subsisting amounts owing to the Company or one of its subsidiaries, subject to the terms of the applicable Loan Servicing Agreement.

                  (i) All of the Loans are secured by multifamily (i.e., more than four family) residential real property or commercial real property.

                  (j) With respect to each Loan, the Company has, since the date it commenced servicing such loan and, to the Company's knowledge, all prior servicers have (i) properly and accurately entered into its system all data required to service the loan materially in accordance with the related loan documents and all regulations, (ii) properly and accurately adjusted the monthly payment on each payment adjustment date (for those Loans for which the interest rate is not fixed for the entire term of the loan), (iii) properly and accurately calculated the amortization of principal and interest on each payment adjustment date (for those Loans for which the interest rate is not fixed for the entire term of the loan), in each case materially in compliance with all applicable laws, rules and regulations and the related loan documents, and (iv) executed and delivered any and all necessary notices required under, and in a form that complies materially with, all applicable laws, rules and regulations and the terms of the related loan documents.

                  (k) There are no agreements or understandings of any nature with any third party that obligate the Company or any of its subsidiaries to offer conduit originations or any other Loan origination opportunity to such third party.

                  (l) (i) The Company and its relevant subsidiary, as servicer under the applicable Loan Servicing Agreement (the "Securitization Servicer") of each outstanding transaction under which the Company or any of its subsidiaries has sold or pledged Loans in a securitization, whether sold under the Securities Act or otherwise (a "Securitization Transaction"), have complied in all material respects with all contracts, including the Loan Servicing Agreements, and all material conditions to be performed or satisfied by them with respect to all agreements and arrangements pursuant to which such person is bound under such Securitization Transaction (collectively, "Securitization Instruments"). (ii) No Securitization Servicer or, to the Company's knowledge, no trustee or issuer with respect to any securitization, has taken any action which would reasonably be expected to adversely affect the characterization or tax treatment for federal, state or local income or franchise tax purposes of the issuer or any securities issued in a Securitization Transaction, and all required federal, state and local tax and information returns, if any, relating to any Securitization Transaction required to be filed by the Securitization
Servicer have been properly filed by it. (iii) Each material representation and warranty made by the Company or its subsidiaries in each "Purchase Agreement," "Pooling and Servicing Agreement," "Placement Agency Agreement," "Servicer's Indemnification Agreement" and any other Securitization
Instrument to which any of them was a party in any Securitization Transaction was true and correct in all material respects whenever made or reaffirmed by any of them and the Company and its subsidiaries have each fully performed and carried out each material covenant and agreement made by any of them in any such Securitization Instrument. (iv) No rating agency has downgraded, or given the Company or its subsidiaries any written indication that it is considering a downgrading of any securities issued in any Securitization Transaction, or of its rating of any Securitization Servicer.

                  (m) Each Loan which is indicated in the related loan documents to have FHA insurance is insured under the National Housing Act or qualifies for such insurance. As to each FHA insured loan and each Loan which is indicated in the related loan file to be insured by private mortgage insurance, the Company or one of its subsidiaries has complied in all material respects with applicable provisions of the insurance or guaranty contract and applicable laws and regulations, the insurance or guaranty is in full force and effect with respect to each such Loan, and to the knowledge of the Company, there does not exist any event or condition which, but for the passage of time or the giving of notice or both, can result in a revocation of any such insurance or guaranty or constitute adequate grounds for the applicable Insurer to refuse to provide insurance or guaranty payments thereunder.

                  (n) Security for each Loan has been covered by a policy of hazard insurance and flood insurance, to the extent required by the Loan Servicing Agreements relating thereto or any laws, rules, regulations or Investor or Insurer requirements applicable to such Loan, all in a form usual and customary in the industry and each of which is in full force and effect and all amounts due and payable under each policy have been paid prior to the date such payments were due; and all taxes, assessments, ground rents or other applicable charges or fees due and payable as to each Loan have been paid prior to the date such payments were due. Any and all claims under such insurance policies have been submitted and processed in accordance with the applicable Investor's and Insurer's requirements, and all outstanding claims in excess of $100,000 are set forth in Schedule 4.14(n) to the Company Disclosure Letter. Such insurance policies name the

Company and its successors and assigns as mortgagee under standard BFU 438 mortgage protection endorsements or their equivalent.

                  (o) Each Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance or opinion of title acceptable to the relevant Investor, and each such title insurance policy is issued by an Insurer acceptable to the applicable Investor and qualified to do business in the jurisdiction where the collateral securing such Loan is located, and insures the originator and its successors and assigns as to the first priority lien of the mortgage in the original principal amount of the Loan (or, in the case of a second mortgage, the second priority lien). All outstanding claims are set forth in Schedule 4.14(o) to the Company Disclosure Letter. The applicable Investor, as assignee of the originator's rights, is an insured of such lender's title insurance policy, and such lender's policy is in full force and effect. Neither the Company nor any of its subsidiaries has, nor, to the Company's knowledge, has any prior servicer, performed any act or omission which would impair the coverage of such lender's policy.

                  (p) Neither the Company nor any of its subsidiaries has received written notice of or has knowledge of any damage or destruction for which insurance has been denied or is insufficient in respect of, or any proceeding pending or threatened for the partial or total condemnation of, any of the collateral securing any of the Loans, and neither the Company nor any of its subsidiaries has received written notice or has knowledge that all or any part of such collateral has been or will be condemned.

                  (q) The Company has previously delivered to the Parent a tape (magnetic media) ("Servicing Tape") on which certain information regarding the servicing portfolio of the Company and its subsidiaries as of December 31, 1999 is recorded. Such tape accurately contains the list of Serviced Loans as of such date. The information contained on such tape is true, correct, accurate and complete in all material respects.

                  (r) To the knowledge of the Company, (i) there have been no actions taken by the Company or any of its subsidiaries as originator or servicer of any Loans, (ii) there are no circumstances or conditions involving any of the Loans, and (iii) there are no inquiries, investigations or abatement activities that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law.

                  (s) (i) There are no Loans in the DUS portfolio with a greater risk level than Fannie Mae Risk Level I other than as set forth in Schedule 4.14(s) to the Company Disclosure Letter, and (ii) the credit quality of the Loan portfolio has not suffered any material adverse change since December 31, 1999.

                  (t) Except as set forth in Schedule 4.14 (t) to the Company Disclosure Letter, (i) the Company has not incurred any obligation or commitment, whether conditional, contingent or otherwise, to fund, invest, loan or disburse any funds to or on behalf of WMF Carbon Mesa Advisors, Inc. ("WMF-CMA"), Commercial Mortgage Investment Trust, Inc. ("COMIT"), Carbon Capital Mortgage Partners I, L.P. ("CCMP"), or Commercial Asset Purchase Fund LLC ("CAP I"); (ii) WMF-CMA has not incurred any obligation or commitment, whether conditional, contingent or otherwise, to fund, invest, loan or disburse any funds to or on behalf of COMIT, CCMP, CAP I or any other party;
(iii) none of the Company nor any of its subsidiaries has guaranteed or otherwise agreed to pay, whether conditional, contingent or otherwise, any obligation or commitment of COMIT, CCMP or CAP I; and (iv) neither COMIT, CCMP nor CAP I has incurred any obligation or commitment, whether conditional, contingent or otherwise, to fund, invest, loan or disburse any funds to or on behalf of any party.

                  (u) To the extent any of the Schedules to the Company Disclosure Letter relating to this Section 4.14 contains information that is as of the month-end prior to the date of this Agreement, the Company (i) represents that there has been no material adverse change in the information set forth on such Schedules and (ii) undertakes to update such Schedules as promptly as practicable after the end of each calendar month occurring between the date of this Agreement and the Effective Time.

                  4.15. ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, except for the negotiation and execution of this Agreement, the Company and its subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course and there have not occurred (i) any events, changes, or effects (including the incurrence of any liabilities or obligations of any nature, whether accrued, contingent or otherwise) having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any material adverse change in the availability of capital for the commercial or multi-family mortgage markets; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its sub sidiaries (except for cash dividends paid to the Company by its wholly owned subsidiaries); (iv) any change by the Company or any of its subsidiaries in accounting principles, practices or methods, except insofar as may be required by a change in GAAP; (v) any grant of Options or stock appreciation rights under any Company Benefit Plan; (vi) any increase in the compensation of any officer or grant of any general salary or benefits increase to the employees of the Company other than in the ordinary course of business consistent with past practice; (vii) any adoption, amendment or execution (or any representation regarding the adoption, amendment or execution) of any employment, consulting, retention, change of control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation plan or arrangement for the benefit of any employee, consultant or director of the Company; (viii) any entry by the Company into any agreement, commitment or transaction or any incurrence of any liability (direct, contingent or otherwise) that is material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business; or (ix) any other action or failure to act by the Company which, if occurring after the date of this Agreement, would constitute a breach of Section 6.1 hereof.

                  4.16. LITIGATION. There is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, the outcome of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, a Material Adverse Effect.

                  4.17. TAXES. (a) The Company, its subsidiaries and all affiliated, combined or consolidated tax groups of which the Company or any of its subsidiaries is or has been a member (each an "Affiliated Group") (i) have duly filed all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and will duly file all material Tax Returns required to be filed by them on or before the Effective Time, and (ii) have duly paid in full, or made provision for the payment of, all Taxes (as hereinafter defined) for all periods through the Closing Date. Such Tax Returns are and will be true, complete and correct in all material respects.

                  (b) No audits or other proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, any of its subsidiaries or any Affiliated Group in which the Company or any of its subsidiaries is or has been a member, (i) for periods including only days after May 9, 1997 or, (ii) to the knowledge of the Company, for periods including days on or before May 9, 1997, in all cases which proceedings would individually or in the aggregate result in a Material Adverse Effect.

                  (c) No material deficiencies for Taxes were asserted against the Company, any of its subsidiaries or any Affiliated Group in which the Company or any of its subsidiaries is or has been a member (i) for periods including only days after May 9, 1997 or (ii) to the knowledge of the Company, for periods including days on or before May 9, 1997, in all cases which have not been resolved and fully paid or which are not adequately reserved for.

                  (d) Schedule 4.17 to the Company Disclosure Letter sets forth the net operating loss and net capital loss carryovers of the Company and its subsidiaries for United States federal, state and local Tax purposes (identified by jurisdiction) to the Tax year beginning January 1, 2000, or such other Tax year identified therein. All net operating loss and net capital loss carryovers of the Company and its subsidiaries have arisen with respect to periods beginning on or after May 9, 1997. Since May 9, 1997, there has been no "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, with respect to the Company or any of its subsidiaries prior to the Closing Date.

                  (e) "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (including, without limitation, any payroll or employment taxes), whether imposed directly or through withholding and including any interest and penalties thereon and additions thereto. "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns.

                  4.18. ENVIRONMENTAL MATTERS. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries are, and at all times have been, in compliance with all applicable Environmental Laws; (ii) the Company and each of its subsidiaries have at all times been in possession of, and compliance with, all permits, authorizations and approvals required under applicable Environmental Laws; (iii) the Company has no knowledge of or reason to know that the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are contaminated with any Hazardous Substances; (iv) the Company has no knowledge of or reason to know that the properties formerly owned or operated by the Company or any of its subsidiaries were contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its subsidiaries; (v) neither the Company nor any of its subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (vi) neither the Company nor any of its subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vii) neither the Company nor any of its subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its subsidiaries may be in violation of or liable under any Environmental Law;
(viii) neither the Company nor any of its subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or any other person or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (ix) there are no circumstances or conditions involving the Company or any of its subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law. The Company has made available to the Purchaser all site assessments, audits and studies in its possession, custody and control relating to environmental conditions at any property or assets currently or formerly owned, leased or used.

                  As used herein, the term "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, rule, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion or any other requirement of law (including common law), relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                  As used herein, the term "Hazardous Substance" means any substance or material that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation; or (C) any other substance or material which may be the subject of regulatory action by any Government Entity pursuant to any Environmental Law.

                  4.19. BOARD APPROVAL; STATE TAKEOVER STATUTES; STOCKHOLDER VOTE. (a) The Board of Directors of the Company has approved the Offer, the Merger and this Agreement, and the consummation of all transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the GCL.

                  (b) Unless the Merger is consummated in accordance with the provisions of Section 253 of the GCL, the affirmative vote of a number of shares representing a majority of the total voting power represented by the Company Common Stock entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                  4.20. RIGHTS AGREEMENT. The Company does not have any continuing obligations under the Rights Agreement, dated as of April 21, 1997, by and between NHP Incorporated, NHP Financial Services, Ltd. and The First National Bank of Boston as Rights Agent, and is not a party to any other agreement giving rise to stockholder rights as a result of the announcement, commencement or consummation of the Offer, the execution or delivery of this Agreement or any amendment hereto or the consummation of the other transactions contemplated by this Agreement.

                  4.21. FINDERS AND INVESTMENT BANKERS. No agent, broker, person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby, except for CSFB, whose fees (which are limited to those set forth in Schedule 4.22 to the Company Disclosure Letter), to the extent payable, shall be paid by the Company.

                  4.22. TRANSACTION COSTS. Schedule 4.22 to the Company Disclosure Letter sets forth a true and complete list of all transaction-related expenses and change of control payments for which the Company has become liable, or will become liable, through the Closing Date (other than premium to be paid for any Representations and Warranties Insurance Policy) ("Transaction Costs"). The Company's aggregate pre-tax liability for all such Transaction Costs up to and including the Closing Date will in no event exceed the limits set forth in
Schedule 4.22. The Company has a written commitment or oral understanding with each service provider or other creditor whose fees, expenses or charges are reflected in Schedule 4.22 to the effect that such party will not submit an invoice to, or otherwise seek payment from, the Company in connection with the transactions contemplated by this Agreement in an amount that exceeds that set forth in Schedule 4.22. For purposes of determining whether the Offer Condition set forth in paragraph (d) of Annex A has been satisfied, the failure of any representation or warranty contained in this Section 4.22 to be true and correct shall be deemed "material."

                  4.23. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of CSFB to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to the Parent.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND THE PURCHASER

                  Each of the Parent and the Purchaser jointly and severally represents and warrants to the Company as follows:

                  5.1. ORGANIZATION. Each of the Parent and the Purchaser is a limited liability company or a corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to conduct its business as now being conducted. The Purchaser is a wholly-owned subsidiary of the Parent.

                  5.2. AUTHORIZATION OF THIS AGREEMENT. Each of the Parent and the Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the sole member or the Board of Directors, as the case may be, of the Parent and the Purchaser and by the Parent as the sole stockholder of the Purchaser, and no other proceedings on the part of the Parent or the Purchaser are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Parent and the Purchaser and this Agreement (assuming the due and valid authorization, execution and delivery of this Agreement by the Company and the enforceability of this Agreement against it) constitutes a valid and binding agreement of the Parent and the Purchaser and is enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  5.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for (i) filings required under the Exchange Act in connection with this Agreement and the transactions contemplated hereby, including the Tender Offer Statement on Schedule TO ("Schedule TO"), (ii) the filing of a Pre-Merger Notification and Report Form by the Parent under the HSR Act, and such filings as may be required under any other Antitrust Laws, (iii) the filing and recordation of appropriate merger documents as required by the GCL, (iv) filings under the securities or blue sky laws or takeover statutes of the various states, (v) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction and (vi) such filings as are disclosed in the Company Disclosure Letter, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement, the failure to make or obtain which would materially impair the ability of the Parent or the Purchaser to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor com pliance by the Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the organizational documents of the Parent or the certificate of incorporation or by-laws of the Purchaser, (ii) result in a viola tion or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Liens upon any of the properties or assets of the Parent or the Purchaser or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Parent or the Purchaser or any of their subsidiaries is a party, or by which any of them or any of their respective properties or assets is bound, or (iii) violate any statute, rule, regulation, order, injunction, writ or decree of any Governmental Entity applicable to the Parent or the Purchaser or any of their subsidiaries or by which any of their respective properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii) con flicts, violations, breaches or defaults which would not, either individually or in the aggre gate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  5.4. OFFER DOCUMENTS. The Offer Documents will comply in all material respects, both as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations thereunder. The Offer Documents, all written communications by the Parent or Purchaser relating to the transactions contemplated by this Agreement as filed with the SEC, and all amendments and supplements thereto, will, when filed with the SEC and when published, sent or given to holders of Company common stock, comply as to form in all material respects with the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion therein.

                  5.5. PROXY/INFORMATION STATEMENT; OTHER INFORMATION. None of the infor mation supplied or to be supplied in writing by the Parent or the Purchaser specifically for inclusion in the Schedule 14D-9 or in the Proxy/Information Statement will, (i) at the time the Schedule 14D-9 or the Proxy/Information Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, given or mailed to the Company's stockholders, as the case may be, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, (ii) in the case of the Proxy/Information Statement, at the time of the meeting of stockholders to which such Proxy/Information Statement, as then amended or supplemented, relates, or at the Effective Time, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Company or its officers, directors and affiliates provided to the Parent or the Purchaser by the Company in writing for inclusion in the Offer Documents or amendments or supplements thereto.

                  5.6. FINANCIAL ABILITY TO PERFORM. The Parent and the Purchaser, at the expiration of the Offer and the Effective Time, will have cash funds sufficient to pay all cash payments for Shares in the Offer and the Merger and, to pay all related fees and expenses.

                  5.7. FINDERS AND INVESTMENT BANKERS No agent, broker, person or firm acting on behalf of the Parent or the Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby, except for Prudential Securities Incorporated whose fees, to the extent payable, shall be paid by the Parent.


                                   ARTICLE VI

                                    COVENANTS

                  6.1. CONDUCT OF THE BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, agreed to in writing by the Parent or as set forth in the Company Disclosure Letter, during the period from the date of this Agreement and prior to its termination or the time the directors designated by the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company, the Company and its subsidiaries will each conduct its operations (i) according to its ordinary course of business consistent with past practice or (ii) within the scope of the authority given management by the Board of Directors of the Company in the corporate policies as set forth in and modified pursuant to a facsimile transmission, dated May 8, 2000, Re: Corporate Policies from Michael B. Jameson, Senior Vice President of Parent to the Chairman and Chief Executive Officer of the Company (the "Corporate Policies"). Without limiting the gene rality of the foregoing, and except as otherwise expressly permitted by the Corporate Policies, contemplated by this Agreement or set forth in the Company Disclosure Letter, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of the Parent (which consent shall be solicited from Parent by notice given pursuant to Section 10.4, upon receipt of which Parent shall respond within 10 days):

                  (a) amend its certificate of incorporation or by-laws (or equivalent instruments);

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into shares of capital stock of any class, except as required by any stock option plan or agreement existing as of the date hereof;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock, or alter in any respect the ownership structure of the Company and its subsidiaries;

                  (d) (i) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; (ii) create, incur, assume, maintain, prepay, or permit to exist any long-term debt (including obligations in respect of capital leases) or obligations with respect to letters of credit or any material short-term debt, other than indebtedness that is mandatorily prepayable in accordance with its terms and short-term borrowings incurred in the ordinary course of business consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than any subsidiary of the Company; or (iv) make any loans, advances or capital contributions to, or investments in, any person other than any of the subsidiaries of the Company (other than DE MINIMIS amounts advanced to employees for travel, meal and other similar business-related expenses or the advances it has committed to make on co-investments in COMIT);

                  (e) (i) sell, transfer, mortgage or otherwise dispose of or encumber, any business, subsidiary, assets of the Company and its subsidiaries, or, other than in the ordinary course of business consistent with past practice, fixed assets, (ii) sell, assign or otherwise transfer any rights to service loans, (iii) except in the ordinary course of business and in a manner consistent with past practice and, in the case of encumbrances, pursuant only to existing conduit agreements that have been previously disclosed to the Parent, sell, transfer or encumber any loan or (iv) cancel any correspondent relationships;

                  (f) amend, default under or terminate any Company Contracts, waive, release or assign any material right or claim, or modify, or enter into any new, intra-company agreements or arrangements;

                  (g) originate any DUS Loans with a greater risk level than Fannie Mae Risk Level I or originate or underwrite any Loans under origination and underwriting standards other than those in place on the date of this Agreement;

                  (h) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated;

                  (i) grant any increase in the compensation payable or to become payable to any of its officers or employees except in the ordinary course of business consistent with past practice to employees who are not officers and except to the extent required under employment or consulting contracts in effect on the date of this Agreement, copies of which have been delivered to the Purchaser or increase the total number of employees employed by the Company or any subsidiary or take any other action that has the effect of increasing the aggregate payroll obligations of the Company or any subsidiary in any material fashion, or establish, adopt, enter into, make any new grants or awards under, be obligated to grant any awards under, terminate, amend, or make any representations regarding, any Company Benefit Plan or any collective bargaining (except as required by law), bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its subsidiaries, or grant or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or amend any annual return or other filing required with respect to any Company Benefit Plan by the Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency or body having jurisdiction over any Company Benefits Plan;

                  (j) change in any material respect any of the accounting principles used by it, unless required by GAAP or deplete the reserves or cash balances of the Company or any of the subsidiaries, other than in the ordinary course of business consistent with past practices;

                  (k) (i) enter into any material commitment or transaction with respect to the Company or its subsidiaries outside the ordinary course of business, (ii) transfer any business or material portion thereof,
         (iii) make any further investment in WMF Carbon Mesa Advisors, Inc. or
         (iv) enter into any new line of business;

                  (l) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice), or (ii) acquire any servicing right in a "bulk" transaction;

                  (m) (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article IV hereof to be untrue as of the Closing Date or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company;

                  (n) take any action, including without limitation, any amendments to the Company Certificate of Incorporation, which would, directly or indirectly, restrict or impair the ability of the Parent to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company that may be acquired or controlled by the Parent or the Purchaser or permit any stockholder to acquire securities of the Company on a basis not available to the Parent in the event that the Parent were to acquire securities of the Company;

                  (o) terminate the employment of any production or management personnel identified by the Parent to the Company in a facsimile communication from Michael B. Jameson, Senior Vice President of Parent to the Chairman and Chief

          Executive Officer of the Company dated May 8, 2000;

                  (p) amend any Tax Return previously filed or agree to settle or compromise any government audit, assessment, dispute or other proceedings with respect to Taxes;

                  and

                  (q) agree to do any of the foregoing actions.

                  6.2. ACCESS TO INFORMATION. From the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of the Parent reasonable access to its officers, employees, agents, properties, offices, plants and other facilities and to all books, records and contracts, and shall furnish the Parent with all financial, operating and other data and information as the Parent, through its officers, employees or agents, may from time to time reasonably request. The Company will promptly furnish to the Parent a copy of each material document filed or received by it pursuant to the Federal securities laws or Federal, state, local or foreign tax laws or any Environmental Laws, and of such other documents as the Parent may reasonably request. The Confidentiality Agreement shall apply with respect to information furnished hereunder.

                  6.3. STOCKHOLDER APPROVAL. (a) If required by applicable law in order to consummate the Merger, as soon as practicable following the purchase of the Shares pur suant to the Offer, the Company, acting through its Board of Directors, shall in accordance with applicable law, take all steps necessary duly to call, set a record date for, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on the adoption and approval of this Agreement and the transactions contemplated hereby. At such meeting, the Parent and the Purchaser will each vote, or cause to be voted, all Shares acquired in the Offer or otherwise beneficially owned by it or any of its subsidiaries on the record date for such meeting, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby. Subject to the rights of the Board of Directors as set forth in Section 6.8(d), the Company shall use its reasonable best efforts to solicit from its stockholders written consents and proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement.

                  (b) The Company will, as promptly as practicable, if required by law for the consummation of the Merger and upon the request of the Parent or the Purchaser, prepare and file a Proxy/Information Statement with the SEC, and shall use best efforts to obtain and furnish the information required to be included by it in the Proxy/Information Statement and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the Proxy/Information Statement and any preliminary version thereof, to furnish all information required to prepare the definitive Proxy/Information Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants) and cause the Proxy/Information Statement to be mailed to its stockholders at the earliest practicable time following the purchase of the Shares pursuant to the Offer. If necessary, after the definitive Proxy/Information Statement shall have been so mailed, the Company will promptly circulate amended, supplemental or supplemented proxy material and, if required in con nection therewith, resolicit proxies. The Company will not use any proxy material in connection with the meeting of its stockholders without the Parent's prior approval, such consent not to be unreasonably delayed or withheld, and subject to the rights of the Board of Directors as set forth in Section 6.8(d). The Board of Directors of the Company, the sole member of the Parent and the Board of Directors of the Purchaser have each deter mined that the Merger is advisable, fair to and in the best interests of the stockholders or the members, as the case may be, of their respective companies and, except to the extent that the conditions set forth in Section 6.8(d) have been satisfied, the Board of Directors of the Company will (i) recommend to the stockholders of the Company the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to such stockholders in connection therewith and (ii) use its best efforts to obtain the necessary approval by the stockholders of the Company of this Agreement and the transactions contemplated hereby. The Parent shall provide the Company with the information concerning the Parent and the Purchaser required to be included in the Proxy/Information Statement. The Company agrees that it will include in the Proxy/Information Statement the recommendation of its Board of Directors that holders of Company Common Stock approve and adopt this Agreement and approve the Merger, unless the Board of Directors of the Company has exercised its rights pursuant to, and in accordance with, Section 6.8(d) of this Agreement.

                  (c) Notwithstanding the foregoing, in the event that after the closing of the Offer the Purchaser or its affiliates shall be the owner of at least 90 percent of the outstanding Shares, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer and in compliance with any applicable rules of the SEC, without a meeting of stockholders of the Company, in accordance with Section 253 of the GCL.

                  6.4. REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, and except to the extent expressly permitted in
Section 6.3(b), each of the parties hereto agrees to cooperate and use their respective reasonable best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regula tions to ensure that the conditions set forth in Annex A hereto and Article VII hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Company agrees to pay the non-refundable deposit and the premium payable under, and in accordance with the terms of, that certain Representations and Warranties Insurance Policy, effective on the date of this Agreement, between The Reliance Insurance Company of Illinois, as Insurer, and the insured named therein.

                  6.5. CONSENTS. The Parent and the Company each shall use its commercially reasonable efforts to obtain all material consents of third parties and governmental authorities, and to make all filings (including, without limitation, under any applicable Antitrust Laws) with all Governmental Entities and with Fannie Mae, FHA and GNMA, necessary to the consummation of the transactions contemplated by this Agreement. The Company, the Parent and the Purchaser shall as soon as practicable file Pre-Merger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, and shall use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Each of the parties shall use reasonable efforts (but neither the Parent, the Purchaser nor the Company nor any of its respective subsidiaries shall have any obligation to pay any material fees or incur any material expenses) to secure required written consents or waivers. In addition, the Parent shall provide publicly available financial information, and such other information, about itself as may be reasonably requested by the person from whom a consent or waiver is sought in connection with obtaining any such consents or waivers.

                  6.6. PUBLIC ANNOUNCEMENTS. The Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger or the transactions contemplated by this Agreement and neither the Parent nor the Company shall issue any such press release or make any such public statement without the prior approval of the other party, which approval will not be unreasonably delayed or withheld, except as may be required by applicable laws or court process.

                  6.7. CONSENT OF THE PARENT. The Parent, as the sole stockholder of the Purchaser, by executing this Agreement consents to the execution and delivery of this Agreement by the Purchaser and the consummation of the Merger and the other transactions contemplated hereby and such consent shall be treated for all purposes as a vote duly cast at a meeting of the stockholders of the Purchaser held for such purpose.

                  6.8. NO SOLICITATION. (a) Neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indi rectly, (i) solicit, initiate or encourage or (ii) enter into any discussions or negotiations with, in any way continue any discussions or negotiations commenced before the date of this Merger Agreement with, or disclose directly or indirectly any information not cus tomarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership or other person or group in connection with any inquiry or proposal (an "Acquisition Proposal") regarding a sale of any shares of the capital stock of the Company or any of its subsidiaries or a merger, con solidation or sale or spin-off of all or a substantial portion of the assets of the Company or any subsidiary of the Company, or a liquidation or a recapitalization of the Company or any of its subsidiaries, or any similar transaction. The Company will notify the Parent immediately, orally and in writing, if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or if the Company has been informed that an Acquisition Proposal is forthcoming, and will include in such notification the identity of the other party or parties and the material terms and conditions of any such request, inquiry or Acquisition Proposal. Except as expressly provided below, the Board of Directors of the Company shall not take any action to withdraw or modify in a manner adverse to the Parent or the Purchaser, or take a public position inconsistent with, its approvals or recommendation of the Offer, the Merger, this Agreement or the Stockholders Agreement or to recommend another Acquisition Proposal and shall not resolve to do any of the foregoing. The Company will keep the Parent informed in reasonable detail of the status (including amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal. Immediately following the execution of this Agreement, the Company will cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its subsidiaries or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the Company and its Board of Directors (i) may participate in discussions or negotiations with or furnish information to any third party that has made an unsolicited Acquisition Proposal in writing after the date hereof (a "Potential Acquiror") if the Board reasonably determines in good faith (A) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) after receiving advice of its independent legal counsel, that participation in such discussions or negotiations or furnishing such information is consistent with its fiduciary duties to the Company's stockholders under applicable law, and (ii) shall be permitted to take and disclose to the Company's stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act or make any other disclosure to the Company's shareholders as the Board determines in good faith, after receiving advice of its independent legal counsel, is consistent with its fiduciary duties to the Company's stockholders under applicable law.

                  (c) Any non-public information furnished to a Potential Acquiror shall be pursuant to a confidentiality agreement containing standard terms for confidentiality agreements entered into in such circumstances, which terms shall be no more favorable to the Potential Acquiror than the terms of the Confidentiality Agreement are to the Parent.

                  (d) Except as provided in the following sentence, the Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. In the event that, after the Company has received a bona fide Superior Proposal not solicited in violation of this Agreement, the Board determines (after receiving the advice of its independent counsel) prior to the consummation of the Offer (or, if the Offer is consummated and extended, the initial consummation of the Offer) that to do so is consistent with its fiduciary duties, the Board may (x) withdraw or modify its approval or recommendation of this Agreement, the Offer and the Merger, and (y) approve or recommend such a Superior Proposal.

                  (e) The term "Superior Proposal" means any proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company in good faith concludes (after receiving the advice of its financial advisors and independent counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacity as stockholders), from a financial point of view, than the Offer and the Merger and the other transactions contemplated by this Agreement (taking into account, at the time of determination, any changes to the terms of this Agreement which as of that time had been proposed in writing, in good faith, by the Parent) and
(ii) that the person making the Acquisition Proposal is capable of consummating such Acquisition Proposal.

                  6.9. INDEMNIFICATION; INSURANCE. (a) For a period of six years after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) with respect to actions or omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its subsidiaries occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of the Company Certificate of Incorporation and the Company By-Laws, each as in effect at the date hereof (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years), including provisions relating to advances of expenses incurred in the defense of any action or suit; PROVIDED that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Parent shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Party.

                  (b) Any Indemnified Party wishing to claim indemnification under Section 6.9(a) shall provide notice to the Parent promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Parent (at the Parent's expense) to assume the defense of any claim or any litigation resulting therefrom; PROVIDED that (i) counsel for the Parent who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Parent of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Parent and the Parent is materially damaged as a result of such failure to give notice. The Parent shall not, in the defense of any such claim or litigation, except with the consent of the

Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Parent does not accept the defense of any matter as above provided, or counsel for the Parent advises that there are issues which raise conflicts of interest between the Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Parent or the Surviving Corpora tion shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED that the Parent shall not be liable for any settlement effected without its prior written consent. In any event, the Parent and the Indemnified Parties shall cooperate in the defense of any action or claim subject to this Section 6.9 and, subject to the Confidentiality Agreement, the records of each shall be available to the other with respect to such defense.

                  (c) The Parent will cause to be maintained for a period of not less than six (6) years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"); PROVIDED, HOWEVER, that if the annual premium therefor would exceed the Maximum Premium, the Parent shall purchase as much coverage as is available for the Maximum Premium; PROVIDED, FURTHER, that the Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of the Parent or any of its subsidiaries or any policy specifically obtained for this purpose, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance for a period of not less than six (6) years from the Effective Time. If the existing D&O Insurance expires, is terminated or canceled during such six (6) year period, the Parent will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium equal to the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance.

                  6.10. EMPLOYMENT AND BENEFIT PLANS. (a) Following the Effective Time, the Parent shall cause the Company and/or The Prudential Insurance Company of America ("PICA") to provide each then current employee of the Company who was an employee of the Company as of the Effective Time ("Company Employee") with benefits under employee benefit plans (as such term is defined in Section 3(3) of ERISA ("Benefit Plans")), that are similar to the benefits received by (i) similarly situated Company

Employees under Benefit Plans sponsored by the Company immediately prior to the Effective Time subject to the terms and conditions of such Company Benefit Plans, as in effect from time to time, or (ii) similarly situated employees of the Parent under Benefit Plans sponsored by PICA on or after the Effective Time, subject to the terms and conditions of such PICA Benefit Plans, as in effect from time to time. Active service with the Company prior to the Effective Time shall be recognized for purposes of determining eligibility to participate in and vesting of benefits under (but not for purposes of determining benefit accrual under or eligibility to receive post-retirement welfare benefits under) the Benefit Plans of the Company or PICA on or after the Effective Time; PROVIDED, that active service with the Company prior to the Effective Time shall not be recognized if such recognition of service would result in a duplication of benefits under the Benefit Plans of the Company or PICA. Nothing in this Agreement shall be construed as limiting in any way (i) the right of the Parent or the Company (as the case may be) to terminate the employment of any Company Employee after the Effective Time or (ii) the right of PICA or the Company (as the case may be) to amend or terminate any Benefit Plan of PICA or the Company (including, without limitation, to change the level of benefits provided thereunder or the requirements for eligibility to participate thereunder) in accordance with the terms thereunder.

                  (b) Following the acquisition of Shares pursuant to the Offer, and prior to the Effective Time, the Company shall take, by action of the Company's Board of Directors (or an appropriate committee thereof), all actions reasonably necessary and appropriate, in the opinion of the Purchaser, to ensure that any Company Employee who commences participation, on or after the Effective Time, in any Benefit Plan of PICA does not receive duplicate benefits under any Benefit Plan of the Company.

                  6.11. STOCK OPTIONS; STOCK PLANS. Following the acquisition of Shares pursuant to the Offer and prior to the Effective Time, the Company shall take, by action of the Company's Board of Directors (or an appropriate committee thereof), all necessary and appropriate actions, in the reasonable opinion of the Purchaser, to cancel, and shall use all reasonable efforts to obtain all necessary consents with respect to such cancellation of, all of the Company's Options (and all ancillary rights attached thereto, including but not limited to the obligation to pay severance amounts) and to terminate each of the Stock Plans, all as of the Effective Time, as provided in Section 3.5 hereof. Notwithstanding the cancellation and settlement of the rights of such former KEIP participants as provided in Section 3.5, solely for a period of 180 days after the Effective Time, the Company shall make available to former participants in the KEIP who are employed by the Company as of the time of cancellation and settlement of such rights under Section 3.5 severance benefits that are no less favorable than those to which such former KEIP participants would have been entitled (under their respective KEIP award agreements) if the Company had terminated the employment of such KEIP participants within 180 days following a "transfer of control" as defined in such award agreements.

                  6.12. TRANSFER TAXES. Except as otherwise provided in Article III, the Purchaser shall pay any stock transfer, real estate transfer, documentary, stamp, recording and similar Taxes payable in connection with the Offer and the Merger and shall be responsible for the preparation and filing of any required Tax Returns with respect to such Taxes.

                  6.13. ANTI-TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute is or shall become applicable to the Offer, Merger or other transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Offer, Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such anti-takeover statute on the transactions contemplated hereby.

                  6.14. NOTIFICATION OF CERTAIN MATTERS. Each of the Company, the Parent and the Purchaser shall give prompt notice to each other party of any notice of, or other communication relating to, a material default or event that, with notice or lapse of time or both, would become a material default, received by such party subsequent to the date of this Agreement and prior to the Effective Time, under any material contract to which such party is a party or is subject. Each of the Company and the Parent shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (b) the occurrence, or non-occurrence, of any events the occurrence, or non-occurrence, of which would cause either (i) a representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the date Shares are accepted for payment pursuant to the Offer or (ii) any of the conditions set forth in Annex A or any covenant, condition or agreement to be complied with or satisfied under this Agreement to be unsatisfied in any material respect at any time from the date hereof to the date Shares are purchased pursuant to the Offer; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.14 will not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

                  6.15. AMENDMENT TO SCHEDULE TO, PROXY/INFORMATION STATEMENT AND SCHEDULE 14D-9. (a) If at any time prior to the expiration or termination of the Offer any event occurs which is required by the Exchange Act to be described in an amendment or supplement to the Schedule TO or any amendment or supplement thereto, the Purchaser will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to or contemporaneously with its filing with the SEC, the amendment or supplement shall be delivered to the Company and its counsel.

                  (b) If at any time prior to the expiration or termination of the Offer any event occurs which is required by the Exchange Act to be described in an amendment or supplement to the Schedule 14D-9 or any amendment or supplement thereto, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to the Parent and the Purchaser and their counsel, and any such amendment or supplement shall be subject to the approval of the Parent and the Purchaser, which approval (i) shall not be unreasonably withheld or delayed, and
(ii) shall be consistent with the terms and conditions of this Agreement, including, but not limited to, the rights of the Board of Directors of the Company as set forth in Section 6.8(d).

                  (c) If at any time prior to the Effective Time any event with respect to the Company or any it its subsidiaries, or with respect to information supplied by the Company for inclusion in the Proxy/Information Statement, occurs which is required by the Exchange Act to be described in an amendment or supplement to the Proxy/Information Statement, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to the Parent and the Purchaser and their counsel, and any such amendment or supplement shall be subject to the approval of the Parent and the Purchaser, which approval (i) shall not be unreasonably withheld or delayed, and (ii) shall be consistent with the terms and conditions of this Agreement, including, but not limited to, the rights of the Board of Directors of the Company as set forth in
Section 6.8(d).

                  6.16. CONTINUING SERVICES WITH RESPECT TO TAX MATTERS. The Company will not terminate its existing arrangements with KPMG with respect to the preparation of Tax Returns and the performance of related Tax services for the Company and its subsidiaries prior to the Closing Date and will, upon the request and subject to the consent of the Parent, enter into reasonable arrangements with KPMG to continue to provide such services to the Company and its subsidiaries, at prevailing markets rates, for an interim period following the Closing Date. The Company is not required to make any payment to

KPMG in order to comply with the foregoing covenant unless the Parent agrees to reimburse the Company for such payment.

                  6.17. SUPPLEMENTAL SCHEDULES. The Company may, from time to time prior to the consummation of the Offer, by notice given in accordance with this Agreement, supplement or amend the Company Disclosure Letter to reflect any development (other than a development intentionally caused by the Company, a Stockholder or any of their respective affiliates), but only to the extent such development arises after the date of this Agreement, the non-disclosure of which may otherwise give rise to a breach of any representation or warranty of the Company contained in Article IV of this Agreement. The representations and warranties of the Company contained in Article IV of this Agreement shall not be deemed to be modified by any such supplement or amendment for purposes of determining whether the condition set forth in clause (d) of Annex A to this Agreement is satisfied.


                                   ARTICLE VII

                               CLOSING CONDITIONS

                  7.1. CONDITIONS TO THE OBLIGATIONS OF THE PARENT, THE PURCHASER AND THE COMPANY. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; PROVIDED that the obligation of the Parent and the Purchaser to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this subsec tion (a) if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of this Agreement;


                  (b) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any Governmental Entity of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the parties shall use its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

                  (c) If required by applicable law, this Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of Company Common Stock in accordance with applicable law; and

                  (d) Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

                                  ARTICLE VIII

                                     CLOSING

                  8.1. TIME AND PLACE. The closing of the Merger (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, as soon as practicable following satisfaction or waiver, if permissible, of the conditions set forth in Article VII. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

                  8.2. FILINGS AT THE CLOSING. At the Closing, the Parent, the Purchaser and the Company shall cause the Delaware Certificate of Merger, together with any other documents required by law to effectuate the Merger, to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of the GCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE IX

                           TERMINATION AND ABANDONMENT

                  9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                  (a) by mutual consent of the sole member of the Parent and the Board of Directors of the Company;

                  (b) by either the Parent or the Company if (i) the Offer shall have not been consummated by 12:00 p.m. midnight on July 31, 2000 (the "Offer Termination Date"), or (ii) the Effective Time shall not have occurred by October 31, 2000 (the earlier of such date and the Offer Termination Date, the "Termination Date"); PROVIDED, HOWEVER, that (A) the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or Offer and (B) such July 31 date may be extended to a date not later than August 31, 2000, by Parent or the Company prior to termination of this Agreement, by notice in writing to the other, if on July 31, 2000, the Offer has not been consummated because of the failure of the condition in clause (i) of the lead-in paragraph in Annex A or the condition in paragraph (a) in Annex A or the absence of third party consents which can reasonably be expected to be obtained within 30 days, PROVIDED, FURTHER, that a party may not terminate this Agreement pursuant to this Section 9.1(b) if such party has committed a breach of any representation, warranty, covenant or agreement set forth in this Agreement, which has been the cause of or resulted in the failure of the Offer to be consummated or the Effective Time to occur;

                  (c) by the Parent or the Company, if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder due to a failure of any of the conditions set forth in Annex A to be satisfied, provided that neither the Parent nor the Company may terminate this Agreement pursuant to this Section 9.1(c) if such termination or expiration has been caused or resulted from the failure by the Parent or the Company, respectively, to perform in any material respect any of its covenants or agreements contained in this Agreement;

                  (d) by the Company, if the Parent or the Purchaser shall have failed to commence the Offer within the period set forth in Section 1.1 of this Agreement; PROVIDED, that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if the Company has failed to perform in any material respect any of its covenants or agreements contained in this Agreement which has been the cause or resulted in the failure of the Parent or the Purchaser to commence the Offer;

                  (e) by the Company, if Parent or the Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 10 business days after the giving of notice to the Parent of such breach, except such failures which are not reasonably likely to materially and adversely affect the Parent, or the Purchaser's ability to complete the Offer or the Merger;

                  (f) by either the Parent, the Purchaser or the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift) restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action has become final and non-appealable;

                  (g) by the Parent or the Purchaser if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to the Parent or the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have publicly recommended a Superior Proposal or shall have resolved to do either of the foregoing;

                  (h) by the Company, if, prior to the purchase of Shares pursuant to the Offer, (i) the Board of Directors of the Company shall have determined in good faith, after receiving advice of its independent legal counsel, that it is consistent with its fiduciary duties to the Company's stockholders under applicable law, to terminate this Agreement in order to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal, (ii) the Company shall have given notice to the Purchaser advising the Purchaser that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and that the Company intends to terminate this Agreement in accordance with this Section 9.1(h), (iii) either (A) the Purchaser shall not have revised its proposal for the Offer and the Merger within five (5) business days from the time on which such notice is deemed to have been given to Parent or (B) if the Purchaser within such period shall have revised its proposal for the Offer and the Merger, the Board of Directors of the Company, after receiving advice from CSFB, shall have determined that the third party's Acquisition Proposal remains a Superior Proposal, and (iv) the Company, at the time of such termination, has complied in all respects with the provisions of Section 6.8 and pays the Expenses and the Termination Fee in accordance with Section 9.3(b); or

                  (i) if approval by the Company stockholders is required by law, by either the Purchaser or the Company if, upon a vote at a duly held Company stockholders meeting or any adjournment thereof at which such Company stockholder approval shall have been voted upon, such approval shall not have been obtained.

                  9.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of the Merger by the Parent, the Purchaser or the Company pursuant to Sec tion 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Purchaser agrees that any termination by the Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, PROVIDED that any termination shall be without pre judice to the rights of any party hereto arising out of breach by any other party of any covenant or agreement contained in this Agreement, and PROVIDED, FURTHER, that the obliga tions set forth in the second sentence of Section 1.2(a) and Sections 4.21, 5.7, 9.3, 10.7 and 10.11 and in the Confidentiality Agreement shall in any event survive any termination.

                  9.3. FEES AND EXPENSES. (a) Except as otherwise provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the Offer, the Merger and any transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not any transaction is consummated.

                  (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (i) Parent's Expenses (as defined below) and (ii) $3,075,000 (the "Termination Fee") upon demand if (A) the Company terminates this Agreement pursuant to Section 9.1(h), (B) the Parent or the Purchaser terminates this Agreement pursuant to Section 9.1(g), or (C) the Parent or the Company terminates this Agreement pursuant to Section 9.1(c) (other than as a result of a failure of any of the conditions set forth in clause (i) of the introductory paragraph of Annex A or in any of clauses (a), (b), (c)(i),
(f) or (g) of Annex A, or clause (d) of Annex A if the breach of representation or warranty giving rise to the failure of the condition set forth in clause (d) of Annex A would also give rise to a failure of the condition set forth in clause (f) of Annex A or in the ability of the Parent or the Purchaser to terminate this Agreement under Section 9.1(f)), and, within nine (9) months after any termination referred to in the immediately preceding clause (C), any person publicly announces (x) a merger, consolidation or other business combination with the Company or a subsidiary of the Company, or (y) the purchase of 50% or more (in voting power) of the voting securities of the Company or of 50% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis, and such transaction shall within twelve months following such announcement be consummated on substantially the terms theretofore announced. "Expenses" shall mean all out-of-pocket fees and expenses incurred or paid by or on behalf of the Parent or any of its affiliates in connection with the Offer and Merger or the consummation of any of the transactions contemplated by this Agreement (including, without limitation, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent and any of its affiliates) in an amount not to exceed $1,000,000.

                  (c) The Company shall pay, or cause to be paid, in same day funds to Parent Parent's Expenses upon demand if (i) the Parent or the Purchaser or the Company terminates this Agreement pursuant to Section 9.1(f) at any time after any third-party Acquisition Proposal has been made, (ii) the Parent or the Company terminates this Agreement pursuant to Section 9.1(c) as a result of a failure of any of the conditions set forth in clause (i) of the introductory paragraph of Annex A or in any of clauses (a), (b), (c)(i), (f) or (g) of Annex A, or clause (d) of Annex A if the breach of representation or warranty giving rise to the failure of the condition set forth in clause (d) of Annex A would also give rise to a failure of the condition set forth in clause (f) of Annex A or in the ability of the Parent or the Purchaser to terminate this Agreement under Section 9.1(f) or (iii) the Parent or the Company terminates this Agreement pursuant to Section 9.1(b), and, within nine (9) months after any termination referred to in the immediately preceding clauses (i), (ii) or (iii), any person publicly announces (x) a merger, consolidation or other business combination with the Company or a subsidiary of the Company, or (y) the purchase of 50% or more (in voting power) of the voting securities of the Company or of 50% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis, and such transaction shall within twelve months following such announcement be consummated on substantially the terms theretofore announced.


                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein, PROVIDED, that after this Agreement is adopted by the Company's stockholders pursuant to Section 6.3, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders.

                  10.2. WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Parent or the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obli gation, covenant, agreement or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by the party granting such waiver (and, in the case of the Company, approved in accordance with the provisions of Section 1.3(c) if applicable), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2. The Purchaser hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

                  10.3. SURVIVAL OF WARRANTIES. Each and every representation and warranty made in Article IV, other than Section 4.21 (if this Agreement is terminated before consummation of the Offer), and Article V, other than Section
5.7 (if this Agreement is terminated before consummation of the Offer), of this Agreement shall expire with, and be terminated and extinguished by, the Merger, or the termination of this Agreement pursuant to Section 9.1. This Section 10.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

                  10.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by telecopier, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof):

                  (a)  if to the Parent or the Purchaser, to

                            Prudential Mortgage Capital Company, LLC
                            Four Embarcadero Center, Suite 2700
                            San Francisco, California 94111-4106
                            Telephone: 415-291-5080
                            Telecopy:  415-296-7237
                            ATTENTION: Michael B. Jameson

                       with copies to:

                            The Prudential Insurance Company of America
                            751 Broad Street, 4th Floor
                            Newark, New Jersey 07102-3777

                            Telephone: 973-367-3473
                            Telecopy:  973-367-8105
                            ATTENTION: Douglas A. Gregory

                            Prudential Mortgage Capital Company, LLC
                            Four Embarcadero Center, Suite 2700
                            San Francisco, California 94111-4106
                            Telephone: 415-291-5040
                            Telecopy:  415-956-2197
                            ATTENTION: Harry N. Mixon

                       and:

                            Debevoise & Plimpton
                            875 Third Avenue
                            New York, New York 10022
                            Telephone: 212-909-6000
                            Telecopy:  212-909-6836
                            ATTENTION: Stephen J. Friedman

                  (b)  if to the Company, to

                            The WMF Group, Ltd.
                            1593 Spring Hill Road
                            Suite 400
                            Vienna, VA 22182-2245
                            Telephone: 703-610-1400
                            Telecopy:  703-610-1404
                            ATTENTION: Shekar Narasimhan

                       with copies to:

                            Hunton & Williams
                            951 East Byrd Street
                            Richmond, VA 23219-4074
                            Telephone: 804-788-7275
                            Telecopy:  804-788-8218
                            ATTENTION: Randall S. Parks

                            Ropes & Gray
                            One International Place
                            Boston, Massachusetts 02110-2624
                            Telephone: 617-951-7000
                            Telecopy:  617-951-7050
                            ATTENTION: Jane D. Goldstein

Any notice so addressed shall be deemed to be given upon delivery, if transmitted by hand delivery, overnight courier or telecopier.

                  10.5. ASSIGNMENT; PARTIES IN INTEREST. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (except that the Purchaser may assign to the Parent or any other direct or indirect wholly-owned subsidiary of The Prudential Insurance Company of America any and all rights and obligations of the Purchaser under this Agreement and/or the Purchaser's right to purchase Shares transferred pursuant to the Offer, provided that any such assignment will not relieve the Parent or the Purchaser from any of its obligations under this Agreement). Except for Section 6.9, which is intended for the benefit of the Company's directors, officers, employees and agents, this Agreement is not intended to confer upon any other person except the parties any rights or remedies under or by reason of this Agreement.

                  10.6. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  10.7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  10.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.9. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof; (ii) the terms "affiliate" and "associate" shall have the meanings set forth in Rule l2b-2 of the General Rules and Regulations promulgated under the Exchange Act; and (iii) the term "subsidiary" shall mean as to any person, (x) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person and/or one or more subsidiaries of such person and (y) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more subsidiaries of such person has a 50% or more equity interest at the time; and (IV) the phrase "to the knowledge" of any specified corporation shall refer only to the actual knowledge of the directors, officers or management of such corporation.

                  10.10. ENTIRE AGREEMENT. This Agreement, including the Confidentiality Agreement, the Company Disclosure Letter and Annex A hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

                  10.11. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); PROVIDED, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                  IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                            PRUDENTIAL MORTGAGE CAPITAL
                                            COMPANY, LLC



                                            By /s/ Michael B. Jameson
                                              --------------------------------
                                              Name: Michael B. Jameson
                                              Title: Senior Vice President


                                            PRUDENTIAL MORTGAGE CAPITAL
                                            ACQUISITION CORP.


                                            By /s/ Michael B. Jameson
                                              --------------------------------
                                              Name: Michael B. Jameson
                                              Title: Vice President


                                            THE WMF GROUP, LTD.


                                            By /s/ Shekar Narasimhan
                                              --------------------------------
                                              Name: Shekar Narasimhan
                                              Title: CEO and Chairman

                                     ANNEX A

                  CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Shares not theretofore accepted for payment or paid for, and the Purchaser may (subject to the terms of the Merger Agreement) amend or terminate the Offer as to, and may postpone the acceptance of, and payment for, such Shares not theretofore accepted for payment or paid for (subject to any such applicable rules and regulations of the SEC) unless (I) any applicable waiting period under the Antitrust Laws shall have expired or been terminated, (II) each of Capricorn Investors II, L.P., Capricorn Holdings, Inc., Demeter Holdings Corporation, Phemus Corporation, Commonwealth Overseas Trading, Mohammed A. Al-Tuwaijri, J. Roderick Heller, III, John D. Reilly and Shekar Narasimhan shall have validly tendered and not withdrawn prior to the expiration date of the Offer their respective shares of Company Common Stock (the "Minimum Condition") and (III) at any time on or after the date of the Merger Agreement and at or before the time that the particular Shares are accepted for payment (whether or not any other Shares shall theretofore have been accepted for payment or paid for pursuant to the Offer) none of the following conditions shall occur and be continuing:

                  (a) there shall have been any action or proceeding brought by any governmental authority before any federal, state or foreign court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal, state or foreign court or governmental, administrative or regulatory authority or agency having jurisdiction over the Company or the Parent, or any statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or economic region in which either the Company or the Parent, directly or indirectly, has material assets or operations, which would reasonably be expected to have the effect of: (i) making illegal or prohibiting the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of all or a material portion of the Shares by the Parent or the Purchaser, or the consummation of any of the transactions contemplated by the Merger Agreement or the Stockholders Agreement; (ii) (a) prohibiting or materially limiting the ownership or operation by the Parent, the Purchaser or any of the Parent's subsidiaries, of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or of the Parent and its subsidiaries taken as a whole, or (B) compelling the Purchaser, the Parent or any of the Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of the Parent and its subsidiaries taken as a whole, in each case as a result of the transactions contemplated by the Offer or the Merger Agreement or the Stockholders Agreement; (III) imposing limitations on the ability of the Purchaser, the Parent or any of the Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote any Shares acquired or owned by the Parent or the Purchaser or any of the Parent's subsidiaries on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (IV) requiring divestiture by the Parent or the Purchaser, directly or indirectly, of any Shares;

                  (b) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States which would reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the consummation of the Offer, (ii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or any other event that materially adversely affects, the extension of credit by banks or other lending institutions which would reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the consummation of the Offer, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the consummation of the Offer or (iv) in the case of any of the foregoing existing at the time of the execution of the Agreement, a material acceleration or worsening thereof which acceleration or worsening is reasonably expected to have a Material Adverse Effect or to materially adversely affect the consummation of the Offer;

                  (c) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than the Parent or any of its affiliates or the Stockholders, and such Shares have not been tendered in the Offer, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to the Parent or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                  (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties (other than representations and warranties made as of a specified date) were made at the time of such determination except, in each case, for changes specifically permitted by the Merger Agreement;

                  (e) the Company shall have failed to perform in any respect any material obligation or to comply in any respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement prior to the time of such determination;

                  (f) the Company and its subsidiaries shall not have obtained and delivered to the Parent written evidence that (i) all required notices relating to the transactions contemplated by the Merger Agreement have been provided to each of GNMA and the FHA and (as certified by the Chairman and Chief Executive Officer of the Company) that no objections have been received from GNMA or the FHA which would cause the Company and its subsidiaries not to be eligible to issue mortgage-backed securities guaranteed by GNMA or to originate, purchase, hold and service FHA-insured mortgage loans in the same manner as on the date of the Merger Agreement and (ii) all required approvals, consents, licenses, accreditations, registrations and qualifications relating to the transactions contemplated by the Merger Agreement have been received from Fannie Mae for the Company and its subsidiaries to be able to originate, purchase, hold and service mortgage loans to be sold to Fannie Mae in the same manner as on the date of the Merger Agreement;

                  (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the written consent of the Company.

                  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

                           (Not Part of the Agreement)


                                                                                                       Page

ARTICLE I

         THE TENDER OFFER.................................................................................2
                     1.1.  The Offer......................................................................2
                     1.2.  Company Action.................................................................3
                     1.3.  Board of Directors.............................................................4

ARTICLE II

         THE MERGER.......................................................................................6
                     2.1.  The Merger.....................................................................6
                     2.2.  Certificate of Incorporation...................................................6
                     2.3.  By-Laws........................................................................6
                     2.4.  Directors and Officers.........................................................7
                     2.5.  Effective Time.................................................................7

ARTICLE III

         CONVERSION OF SHARES.............................................................................7
                     3.1.  Company Common Stock...........................................................7
                     3.2.  Dissenting Shares..............................................................8
                     3.3.  Purchaser Common Stock.........................................................9
                     3.4.  Exchange of Shares.............................................................9
                     3.5.  Employee Stock Options........................................................11

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................13
                     4.1.  Organization..................................................................13
                     4.2.  Capitalization................................................................13
                     4.3.  Authorization of this Agreement; Recommendation of Merger.....................15
                     4.4.  Consents and Approvals........................................................15
                     4.5.  No Conflicts..................................................................16
                     4.6.  Compliance....................................................................17
                     4.7.  Financial Statements and SEC Reports; No Undisclosed Liabilities..............18
                     4.8.  Certain Contracts and Arrangements............................................18
                     4.9.  Offer Documents; Proxy/Information Statement; Other Information;
                              Schedule 14D-9.............................................................19


                     4.10.  Title to Property............................................................20
                     4.11.  Intellectual Property........................................................20
                     4.12.  Labor Relations; Employees...................................................22
                     4.13.  Employee Agreements and Plans................................................23
                     4.14.  Mortgage Business............................................................26
                     4.15.  Absence of Certain Changes...................................................33
                     4.16.  Litigation...................................................................34
                     4.17.  Taxes........................................................................34
                     4.18.  Environmental Matters........................................................35
                     4.19.  Board Approval; State Takeover Statutes; Stockholder Vote....................36
                     4.20.  Rights Agreement.............................................................36
                     4.21.  Finders and Investment Bankers...............................................37
                     4.22.  Transaction Costs............................................................37
                     4.23.  Opinion of Financial Advisor.................................................37

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER..................................37
                     5.1.  Organization..................................................................37
                     5.2.  Authorization of this Agreement...............................................38
                     5.3.  Consents and Approvals; No Violations.........................................38
                     5.4.  Offer Documents...............................................................39
                     5.5.  Proxy/Information Statement; Other Information................................39
                     5.6.  Financial Ability to Perform..................................................40
                     5.7.  Finders and Investment Bankers................................................40

ARTICLE VI

         COVENANTS.......................................................................................40
                     6.1.  Conduct of the Business of the Company........................................40
                     6.2.  Access to Information.........................................................43
                     6.3.  Stockholder Approval..........................................................44
                     6.4.  Reasonable Best Efforts.......................................................45
                     6.5.  Consents......................................................................45
                     6.6.  Public Announcements..........................................................46
                     6.7.  Consent of the Parent.........................................................46
                     6.8.  No Solicitation...............................................................46
                     6.9.  Indemnification; Insurance....................................................48
                     6.10.  Employment and Benefit Plans.................................................50
                     6.11.  Stock Options; Stock Plans...................................................50
                     6.12.  Transfer Taxes...............................................................51
                     6.13.  Anti-takeover Statutes.......................................................51
                     6.14.  Notification of Certain Matters..............................................51
                     6.15.  Amendment to Schedule TO, Proxy/Information Statement and
                               Schedule 14D-9............................................................52
                     6.16.  Continuing Services with Respect to Tax Matters..............................52
                     6.17.  Supplemental Schedules.......................................................53

ARTICLE VII

         CLOSING CONDITIONS..............................................................................53
                     7.1.  Conditions to the Obligations of the Parent, the Purchaser and the
                              Company....................................................................53

ARTICLE VIII

         CLOSING.........................................................................................54
                     8.1.  Time and Place................................................................54
                     8.2.  Filings at the Closing........................................................54

ARTICLE IX

         TERMINATION AND ABANDONMENT.....................................................................54
                     9.1.  Termination...................................................................54
                     9.2.  Procedure and Effect of Termination...........................................56
                     9.3.  Fees and Expenses.............................................................57

ARTICLE X

         MISCELLANEOUS...................................................................................58
                     10.1.  Amendment and Modification...................................................58
                     10.2.  Waiver of Compliance; Consents...............................................58
                     10.3.  Survival of Warranties.......................................................59
                     10.4.  Notices......................................................................59
                     10.5.  Assignment; Parties in Interest..............................................60
                     10.6.  Specific Performance.........................................................61
                     10.7.  Governing Law................................................................61
                     10.8.  Counterparts.................................................................61
                     10.9.  Interpretation...............................................................61
                     10.10.  Entire Agreement............................................................62
                     10.11.  Jurisdiction................................................................62

ANNEX A  .................................................................................................1





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                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                    PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC


                  PRUDENTIAL MORTGAGE CAPITAL ACQUISITION CORP.



                                       AND


                               THE WMF GROUP, LTD.









                            Dated as of May 10, 2000





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